UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TESORO CORPORATION

(Name of Registrant as Specified in Its Charter)

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TESORO CORPORATION NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

The 2014 Annual Meeting of Stockholders of Tesoro Corporation will be held as shown below:
WHEN	Tuesday, April 29, 2014, beginning at 8:00 A.M. Central Time
WHERE	Tesoro’s principal executive offices at 19100 Ridgewood Parkway, San Antonio, Texas 78259
PURPOSE OF MEETING AND AGENDA

1.    To elect the ten directors named in the Proxy Statement;

2.    To conduct an advisory vote to approve executive compensation; and

3.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

Stockholders also will transact any other business that properly comes before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

WHO CAN VOTE	Only stockholders of record at the close of business on March 6, 2014, are entitled to notice of, and to vote at, the Annual Meeting.
VOTING

YOUR VOTE IS VERY IMPORTANT. Please submit your proxy or voting instructions as soon as possible, whether or not you plan to attend the meeting. Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

ADMISSION TO THE ANNUAL MEETING

All of our stockholders are invited to attend the Annual Meeting. If you attend, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of our common stock, you will also need proof of stock ownership to be admitted. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Failure to bring such document or letter may delay your entry into or prevent you from attending our Annual Meeting.

By Order of the Board of Directors,

CHARLES S. PARRISH

Secretary

March 19, 2014

San Antonio, Texas

TESORO CORPORATION

2014 PROXY STATEMENT

PROXY SUMMARY

This summary highlights information that is generally contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials (See page 7)

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tesoro Corporation of proxies to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) described below, and at any adjournment or postponement of such meeting.

Tesoro Corporation 2014 Annual Meeting of Stockholders
Date and Time	Tuesday, April 29, 2014, beginning at 8:00 A.M. Central Time
Place	Our principal executive offices at 19100 Ridgewood Parkway, San Antonio, Texas 78259
Record Date	March 6, 2014
Voting

At the close of business on the record date, there were 131,002,958 shares of our common stock outstanding and entitled to vote. The holders of our common stock are entitled to one vote for each share held by them for each director nominee and for each other matter to be voted on. We have no other voting securities outstanding.

Even if you plan to attend our Annual Meeting, please cast your vote as soon as possible by:

•     Using the Internet at www.proxypush.com/tso

•     Calling 1-866-390-9971

•     Mailing your signed proxy card or voting instruction form

Availability of Proxy Materials	This Proxy Statement and accompanying form of proxy are first being made available to stockholders on or about March 19, 2014.

Voting Matters and Board Recommendations

Proposal	Voting Standard	Effect of Abstentions and Broker Non-Votes	Board Voting Recommen- dation	Page Reference for More Information
Election of ten directors for a one-year term	Majority of the votes cast	Not counted as votes cast and therefore have no effect on the outcome of the vote	FOR each nominee	65
Advisory vote to approve executive compensation	Majority of the shares present in person or represented by proxy and entitled to vote	Abstentions have the effect of a vote against the proposal; broker non-votes will have no effect	FOR	72

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Proposal	Voting Standard	Effect of Abstentions and Broker Non-Votes	Board Voting Recommen- dation	Page Reference for More Information
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014	Majority of the shares present in person or represented by proxy and entitled to vote	Abstentions have the effect of a vote against the proposal; broker non-votes will have no effect	FOR	73

Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying the contrary will be voted in accordance with the Board’s recommendations.

Board Nominees (See pages 12 and 65)

Name	Age	Director Since	Principal Occupation	Inde- pen- dent	Committee Memberships	Other Public Company Boards
Rodney F. Chase	70	2006	Non-Executive Chairman of Computer Sciences Corporation and Genel Energy plc	Yes	Audit (Chair), Governance	Computer Sciences Corporation, Genel Energy, plc, Hess Corporation
Gregory J. Goff	57	2010	President and CEO of Tesoro Corporation	No		Polyone Corporation, Tesoro Logistics, LP
Robert W. Goldman	71	2004	Financial Consultant	Yes	Audit, Governance	Parker Drilling Company, The Babcock & Wilcox Company
Steven H. Grapstein	56	1992	Chief Executive Officer of Como Holdings USA, Inc.	Yes	(1)	Mulberry Group plc
David Lilley	67	2011	Former Chairman, President and CEO of Cytec Industries Inc.	Yes	Compensation (Chair), EHS&S	Rockwell Collins, Inc., Public Service Enterprise Group Incorporated
Mary Pat McCarthy	58	2012	Former Vice Chair of KPMG LLP	Yes	Audit, Compensation
J.W. Nokes	67	2007	Former EVP of Worldwide Refining, Marketing, Supply and Transportation of ConocoPhillips; Non-Executive Chairman of Albemarle Corporation	Yes	Compensation, EHS&S (Chair)	Albemarle Corporation
Susan Tomasky	60	2011	Former President of AEP Transmission	Yes	Audit, Governance (Chair)	Public Service Enterprise Group Incorporated, Summit Midstream Partners, LP
Michael E. Wiley	63	2005	Former Chairman of the Board, President and CEO of Baker Hughes Incorporated	Yes	Compensation, EHS&S	Bill Barrett Corporation
Patrick Y. Yang	66	2010	Former Head of Global Technical Operations of F. Hoffmann-La Roche, Ltd.	Yes	EHS&S, Governance	Celladon Corporation, Codexis, Inc.
(1)	As non-executive Chairman of the Board, when possible Mr. Grapstein attends meetings of each of our committees as a non-voting member.

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2013 Performance Highlights

For Tesoro, 2013 was a year of transformation through distinctive performance. The highlight of this transformation was the acquisition of BP’s Southern California refining, marketing and logistics business, creating a world scale refining complex. In addition, Tesoro Logistics LP completed the acquisition of Chevron’s Northwest Products system. But these are simply the biggest changes in a multi-year strategy to increase our size, strength and stability, as shown in this comparison of key statistics from March 31, 2010 and December 31, 2013.

	3/31/2010	12/31/2013
Enterprise Value ($ billions)	3.5	10.5
Market Capitalization ($ billions)	2.0	7.7
Refining Capacity (in thousands of barrels per day)	665	850
Refining Complexity	9.8	11.5
Branded Retail Stations	880	2,265
Marketing Integration (%)	53	87
Employees (approximate)	5,300	7,000
Retail Sales (average for most recent quarter in thousands of barrels per day)	87	266

We were focused on our strategic priorities during 2013 and accomplished the following:

	Operational Efficiency & Effectiveness	Commercial Excellence	Financial Discipline	Value Driven Growth	High- Performing Culture
Successfully completed the acquisition of BP’s integrated Southern California refining, marketing and logistics business	—	—	—	—	—
Leveraged our logistics operations to strategically source lower cost crude	—	—			—
Completed the expansion of the diesel desulfurization unit at our North Dakota refinery and phase one of the expansion project at our Utah refinery	—			—
Purchased 8.4 million shares of common stock under our share repurchase programs			—
Entered into an equally owned joint venture with Savage Companies to construct, own and operate a unit train unloading and marine loading terminal at the Port of Vancouver, Washington		—		—	—
Completed the sale of the Hawaii Business	—		—
TLLP funded and acquired the Carson Terminal Assets from us for a purchase price of $640 million, the Carson Logistics Assets from us for a purchase price of $650 million and the Northwest Products System for a purchase price of approximately $355 million			—	—
Strengthened refining and marketing integration through securing rights to use the Exxon® and Mobil® brands at retail stations in certain states		—		—
Repaid $800 million of revolving credit facility and term loan borrowings used to fund the Los Angeles Acquisition			—

Financial highlights from 2013 include the following:

•	Revenue of $37.6 billion
•	Net income attributable to Tesoro Corporation of $412 million, or $3.00 per diluted share

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•	2013 dividends of $0.90 per share
•	During 2013, returned approximately $560 million to stockholders through the purchase of approximately 8.4 million shares and the regular quarterly dividend

For more detail, please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

Governance Highlights (See page 12)

Director Elections – Each director is elected annually utilizing a majority voting standard in uncontested director elections. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director.

Director Independence – The Board of Directors currently consists of ten directors, nine of whom are independent. Mr. Goff, who serves as our President and CEO, is not considered to be independent.

Board Leadership Structure – During 2013 and 2014, Mr. Grapstein has continued in the role of independent Chairman of the Board.

Board Risk Oversight – The Board has oversight for risk management with a focus on the most significant risks we face.

Investor Outreach – We conduct extensive investor outreach throughout the year to ensure that management and the Board understand and consider the issues that matter most to our stockholders and enable us to address them effectively.

2013 Executive Compensation Highlights (See page 21)

Reflecting our business results and other considerations, the Compensation Committee’s key decisions in 2013 and early 2014 included:

•	Base salary increases ranging from 3.7% to 16.7% were approved in February 2013 for Messrs. Goff, Spendlove, Romasko and Parrish as a result of the Compensation Committee’s review of competitive market data and individual performance.

•	Our 2013 annual incentive program awards were paid in March 2014 to all of our NEOs. Our operating performance and the Compensation Committee’s decisions regarding special items provided each of our NEOs between 87% and 107% of target (except for Mr. Romasko who forfeited his award due to his resignation before payment of the award). We achieved between target and maximum performance levels for process safety management, environmental and cost management criteria, while our performance on earnings was between threshold and target performance levels and our performance on personal safety was below threshold performance levels. In addition, certain adjustments were made to incentive awards for select NEOs to recognize individual performance.

•	In February 2013, annual long-term incentive awards were granted to our NEOs, including performance shares which are equally weighted between two distinct performance metrics (relative total shareholder return and relative return on capital employed), market stock units that will be earned based on our stock price performance over a 36-month performance period and performance phantom units awards through the Tesoro Logistics LP 2011 Long-Term Incentive Plan.

•	The employment agreement that the company had previously entered into with Mr. Goff expired at the end of its initial term on April 30, 2013 without renewal. Following the expiration of the employment

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agreement, Mr. Goff began participating in the Tesoro Corporation Executive Severance and Change-in-Control Plan, which does not provide for excise tax gross-ups and is market competitive with amounts payable to executives terminated involuntarily or upon a change-in-control event.

Other key elements of our executive compensation program include a policy for the clawback of both annual and long-term incentive compensation, significant executive stock ownership requirements and an anti-hedging and anti-pledging policy.

2013 Summary Compensation

The following table sets forth information regarding the 2013 compensation of our CEO, our CFO, and our three highest paid executive officers (other than the CEO and CFO). See Executive Compensation – Compensation Tables and Narrative beginning on page 37 for more information and explanation.

Name	Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gregory J. Goff	President and CEO	1,378,462	8,198,090	1,985,385	1,576,505	38,653	13,177,095
G. Scott Spendlove	SVP and CFO	498,946	1,192,750	296,382	981	21,848	2,010,907
Daniel R. Romasko	EVP, Operations	670,966	1,694,560(1)	- (1)	228,579	48,416	2,642,521
Charles S. Parrish	EVP and Gen. Counsel	534,586	1,095,730	508,351	-	23,927	2,162,594
David K. Kirshner	SVP, Commercial	495,000	1,001,290	301,455	154,669	28,992	1,981,406

(1)	Mr. Romasko resigned from his position at Tesoro effective January 24, 2014. Because Mr. Romasko resigned from his position at Tesoro prior to the payout of the annual bonus payment or the 2013 long-term incentive awards, he forfeited any right to payment of such amounts.

Tesoro Corporation 2014 Proxy Statement   5

Tesoro Corporation 2014 Proxy Statement   6

GENERAL INFORMATION ABOUT THE

2014 ANNUAL MEETING AND PROXY MATERIALS

We are providing this Proxy Statement and related materials because our Board of Directors is soliciting your proxy to vote shares at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, April 29, 2014, beginning at 8:00 A.M. Central Time at our principal executive offices, 19100 Ridgewood Parkway, San Antonio, Texas 78259, and at any adjournment or postponement of the meeting.

1.	What is a proxy statement and what is a proxy?

A proxy statement is a document that the Securities and Exchange Commission (“SEC”) regulations require us to give you when we solicit your proxy to vote your shares on your behalf. A proxy is your legal designation of another person to vote the stock your own. When you vote by Internet or telephone or by signing, dating and returning your proxy card, you designate two of our officers as your proxies at the Annual Meeting. These two officers are Charles S. Parrish and D. Jeffrey Haffner, each with full power to act without the other and with full power of substitution.

2.	Why did I receive a one-page notice (the “E-Proxy Notice”) regarding the Internet availability of proxy materials instead of printed proxy materials?

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Unless you have previously signed up to receive your materials in paper, you will receive a document entitled Notice of Internet Availability of Proxy Materials (which we also refer to as the E-Proxy Notice) and will not receive a printed copy of the proxy materials or the annual report to stockholders unless you specifically request them. Instead, the E-Proxy Notice contains instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report, and how to submit your proxy on the Internet. Instructions for requesting printed proxy materials are also included in the E-Proxy Notice. This process is designed to expedite stockholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the meeting. Set forth below is a summary of delivery methods:

•	Stockholders who previously signed up to receive proxy materials electronically: If you previously signed up to receive our proxy materials electronically, we will send the E-Proxy Notice to you via e-mail, to the last e-mail address you have supplied, on or about March 19, 2014. You will continue to receive these materials via e-mail until you elect otherwise.

•	Stockholders who previously signed up to receive future proxy materials in printed format by mail: If you previously submitted a valid election to receive all proxy materials in printed format, then we will send you a full set of proxy materials, including our Annual Report. We will begin mailing these materials on or about March 19, 2014.

•	All other stockholders: If you have not submitted any elections, we will send you a printed E-Proxy Notice by mail. We will begin mailing E-Proxy Notices on or about March 19, 2014.

3.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you.

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If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to our proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

4.	How do I attend the meeting in person? What do I need to bring?

All of our stockholders are invited to attend the Annual Meeting. If you attend our Annual Meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of our common stock, you will also need proof of stock ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Failure to bring such documentation or letter may delay your entry into or prevent you from attending our Annual Meeting.

A large number of stockholders may wish to speak at our Annual Meeting. Our Board and management appreciate the opportunity to hear the views of stockholders and participants, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available and only stockholders or their valid proxy holders may address our Annual Meeting.

5.	If I am a stockholder of record, how do I vote?

You may vote your shares as follows:

•	Vote by Internet, by going to the web address www.proxypush.com/tso and following the instructions for Internet voting or, if you have received a paper copy of the proxy card by mail, by following the instructions on the proxy card. Your vote by Internet must be received by 11:59 P.M. Eastern Time on April 28, 2014. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 P.M. Eastern Time on April 24, 2014.

•	Vote by Telephone, by dialing 1-866-390-9971 and following the instructions for telephone voting or, if you have received a paper copy of the proxy card by mail, by following the instructions on the proxy card. Your vote by telephone must be received by 11:59 P.M. Eastern Time on April 28, 2014. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 P.M. Eastern Time on April 24, 2014.

•	Vote by Mail, by completing, signing, dating and mailing the proxy card mailed to you in the envelope provided. If you received a Notice of Internet Availability and would like to vote by mail, follow the instructions on the Notice of Internet Availability to request a paper copy of the proxy materials. Your vote by mail must be received by 11:59 P.M. Eastern Time on April 28, 2014. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 P.M. Eastern Time on April 24, 2014. If you vote by Internet or telephone, please do not mail your proxy card.

•	Vote in Person, by attending the Annual Meeting. Please refer to the instructions provided on the proxy card or Notice of Internet Availability. Please note that if your shares are held in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan, you may not vote in person at the Annual Meeting; instead you will need to submit your vote through one of the ways described above.

6.	How can I vote if I am a beneficial owner?

You will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner.

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7.	What if my shares are held in the Tesoro Corporation Thrift Plan and Retail Savings Plan?

Participants in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan may instruct Fidelity Management Trust Company, as trustee for such plans, how to vote all shares of our common stock allocated to their accounts. If a participant in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan does not instruct Fidelity Management Trust Company how to vote, the shares of our common stock allocated to such participant’s accounts will not be voted.

8.	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choices for each matter on the proxy card. The proxies identified on the back of the proxy will vote your shares in accordance with your instructions. Except as noted above with respect to shares held in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan, if your properly executed proxy does not contain voting instructions, the proxies will vote your shares in accordance with the voting recommendations of the Board as follows:

•	FOR the election of each of the ten nominees for director;

•	FOR the approval of the advisory vote to approve executive compensation; and

•	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2014.

9.	What if I am a beneficial owner and do not give voting instructions to my broker, bank or other nominee?

A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under NYSE rules, brokers are not permitted to vote on any of the matters to be considered at the Annual Meeting (other than the ratification of the appointment of the independent registered public accounting firm) without instructions from the beneficial owner. As a result, your shares will not be voted on any matter other than the ratification of the appointment of the independent registered public accounting firm unless you affirmatively vote your shares in one of the ways indicated by your broker, bank or other nominee.

10.	What can I do if I want to revoke or change my vote?

Whether you vote by telephone, Internet or mail, you can change or revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy card bearing a later date;

•	Voting again by telephone or the Internet at a later time;

•	Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•	Attending the Annual Meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Any change or revocation of your proxy must be received by the deadlines set forth in Question 5 above.

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11.	Is there a quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of a majority of shares outstanding on the record date are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including abstentions, broker non-votes (described above) and shares as to which a stockholder withholds voting authority.

12.	What votes are necessary for action to be taken at the meeting?

Our Bylaws include a majority vote standard for uncontested director elections. Since the number of nominees does not exceed the number of directors to be elected at the Annual Meeting, the election of each director nominee requires a majority of the votes cast at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of each of the other proposals that will be voted on at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. For each proposal other than the election of directors, abstentions will have the same effect as “AGAINST” votes, and broker non-votes will have no effect on the outcome of the votes.

13.	Who will count votes?

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote, and will count all votes and ballots cast “FOR” and “AGAINST” and any abstentions and broker non-votes with respect to all proposals, and will determine the results of each vote.

14.	How are proxies solicited and what are the costs of proxy solicitation?

We pay all of the costs of the solicitation of proxies, including preparing, printing and mailing this Proxy Statement and the E-Proxy Notice. Solicitation may be made personally or by mail, telephonic or electronic data transfer by officers, directors and employees of the company (who will not receive any additional compensation for any solicitation of proxies).

We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated (“Innisfree”), to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. We will pay Innisfree its customary fees, estimated not to exceed $11,000, and will reimburse Innisfree for certain expenses. We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of our proxy materials and will reimburse them for their costs in sending the materials.

15.	Will any other matters be presented at the Annual Meeting?

As of the date of this Proxy Statement, our management does not know of any matter to be presented at the Annual Meeting other than the election of directors and the other proposals set forth in this Proxy Statement. However, if any other business is properly presented at the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

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16.	Where can I access the Annual Report?

Upon the written request of any person whose proxy is solicited hereunder, we will furnish without charge to such person a copy of our Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2013. Such written request is to be directed to Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259, Attention: Investor Relations.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on April 29, 2014: This Proxy Statement and our 2013 Annual Report are also available at www.proxydocs.com/tso.

17.	What is householding? If I have multiple stockholders at my address, how can I get additional copies of proxy materials?

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy statement and annual report, or Notice of Internet Availability, as applicable, until such time as one or more of these stockholders notifies us that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of our stock may deliver only one copy of the proxy statement and annual report, or Notice of Internet Availability, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, or Notice of Internet Availability, please notify us by calling our Investor Relations Department at 1-800-837-6768 or by sending a written request to our Corporate Secretary at the address listed on page 74, and we will promptly deliver a separate copy of these materials. Record owners who are receiving multiple copies and wish to receive only one, please call our Investor Relations Department at the number listed above or send a written request to our Corporate Secretary at the address listed on page 74. Beneficial owners who are receiving multiple copies and wish to receive only one, should notify their broker, bank or other nominee.

18.	Will the company announce the voting results?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K that we will file within four business days after the Annual Meeting.

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CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

The current members of our Board of Directors are Rodney F. Chase, Gregory J. Goff, Robert W. Goldman, Steven H. Grapstein, David Lilley, Mary Pat McCarthy, J.W. Nokes, Susan Tomasky, Michael E. Wiley and Patrick Y. Yang. Specific information about each director’s experience and qualifications can be found beginning on page 65 under “Items to Be Voted On – Proposal No. 1 – Election of Directors.” Our Corporate Governance Guidelines provide that all members of the Board are expected to attend our Annual Meeting of Stockholders, and all of our current directors attended the 2013 Annual Meeting of Stockholders.

Director Experience and Qualifications; Director Nomination Process

The Board believes that it, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds and perspectives necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, which are described below. Accordingly, the Board and the Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

The Governance Committee is responsible for reviewing with the Board on an annual basis the criteria for Board membership in the context of the current makeup of the Board. As set forth in the Corporate Governance Guidelines, these criteria include diversity, age, education, skills, integrity, leadership and judgment all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, Board members generally should have knowledge of our industry and should have background and experience that demonstrates an understanding of the financial and operational aspects, including the associated risks of a large, complex company. The Governance Committee assesses the effectiveness of its criteria when evaluating new director candidates and when recommending director nominees to the Board.

In evaluating director candidates, and considering incumbent directors for renomination, the Board and the Governance Committee consider a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of our needs. Each director candidate must supply information concerning these factors by completing and submitting a Director and Officer Questionnaire, as required by our Bylaws. For incumbent directors, the factors include preparedness and past performance on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board, in no particular order:

•	Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

•	Knowledge of our industry, particularly oil refining and retail sales, which is integral to understanding our business and strategy.

•	Operations experience, as it gives directors a practical understanding of developing, implementing and assessing our business strategy and operating plan.

•	Legal experience, which is necessary for oversight of our legal and compliance matters.

•	Risk management experience, which is critical to the Board’s oversight of our risk assessment and risk management programs.

•	Financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating our capital structure and overseeing the preparation of our financial statements, and internal controls over financial reporting.

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•	Government/regulatory experience, as we operate in a heavily regulated industry that is directly affected by governmental requirements.

•	Strategic planning experience, which is relevant to the Board’s review of our strategies and monitoring their implementation and results.

•	Talent management experience, which is valuable in helping us attract, motivate and retain top candidates for management positions.

•	Public company board service, as directors who have served on other public company boards have experience overseeing and providing insight and guidance to management.

Highlights of the specific qualifications and experience of the individual director nominees are set forth below under “Items to Be Voted On – Proposal No. 1 – Election of Directors.”

The Governance Committee periodically considers from time to time suitable candidates for membership on the Board, including candidates recommended by stockholders. Stockholder candidates will be evaluated in accordance with the criteria for director selection described above. With respect to the 2015 Annual Meeting of Stockholders, stockholders wishing to recommend a potential Board candidate for the Governance Committee’s consideration must deliver such recommendation in writing to the Corporate Secretary at the address set forth on page 74 of this Proxy Statement during the period beginning on December 30, 2014, and ending on January 29, 2015, and include the name and contact information of the candidate. Candidates recommended to the Governance Committee in accordance with these procedures also will need to complete a Director and Officer Questionnaire in the form we provide. Stockholders who wish to nominate a director at an annual meeting in accordance with our Bylaws should follow the instructions described below under “2015 Stockholder Proposals.”

Director Independence

The Board of Directors currently consists of ten directors, nine of whom are independent. Mr. Goff, who serves as our President and CEO, is not considered to be independent.

The Board undertook its annual review of director independence in February 2014 and reviewed all relevant relationships of each director nominee, including transactions and relationships between each director or any member of his or her immediate family and us. The purpose of these reviews was to determine whether any of the director nominees had relationships or transactions that were inconsistent with a determination that the nominee is independent. In assessing director independence under the New York Stock Exchange (“NYSE”) standards and our Corporate Governance Guidelines, the Board considered the fact, which the Board did not consider material, that Mr. Chase serves as a non-executive director of Hess Corporation, which serves as one of our suppliers of crude oil. After reviewing such information, the Board affirmatively determined that each of the following directors has no material relationship with us and has satisfied the independence requirements of the NYSE: Ms. McCarthy, Ms. Tomasky and Messrs. Chase, Goldman, Grapstein, Lilley, Nokes, Wiley and Yang.

Board Leadership and Committees

Currently, Mr. Goff serves as our President and CEO, a position he has held since May 2010, and Mr. Grapstein serves as the independent Chairman of the Board. The Board believes that a leadership structure that separates the positions of Chairman and CEO, with the position of Chairman being held by an independent director, currently is in the best interests of both our company and our stockholders as it provides a clear distinction between the Board’s role in overseeing management and management’s role in running the business. However, our Bylaws permit the roles of Chairman and CEO to be filled by the same or different individuals. This allows the Board flexibility to determine from time to time whether the two roles should be combined or separated based upon our circumstances.

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The Board of Directors met ten times during 2013. Additionally, the independent directors met seven times during 2013 in executive session, chaired by the independent Chairman of the Board.

The Board has the following standing committees: Audit Committee, Compensation Committee, Environmental, Health, Safety & Security Committee, and Governance Committee. Each director attended more than 75% of the meetings of the Board and committees on which such director served (held during the period of such director’s service) during 2013. The primary responsibilities of each of the standing committees are set forth below. When possible, Mr. Grapstein (as the independent Chairman of the Board), attends meetings of each of our committees as a non-voting member. Effective March 1, 2014, the Board realigned the membership of its Committees, and both the membership of the Committees during 2013 and the current membership is shown below.

Committee Members	Primary Responsibilities	2013 Meetings
AUDIT (1)(2)(3) Mr. Chase (Chair) Mr. Goldman Ms. McCarthy Ms. Tomasky

•  Selects and oversees the independent registered public accounting firm, including its qualifications, independence and performance

•  Reviews the scope and results of the audit to be conducted by the independent registered public accounting firm

•  Oversees our corporate accounting and financial reporting practices, including the quality and integrity of our financial statements

•  Oversees the organization, scope and performance of our internal audit function, including the annual internal audit plan

•  Oversees our systems of disclosure controls and procedures and internal controls over financial reporting

•  Oversees compliance with legal and regulatory requirements

•  Considers specific financing, dividends and stock repurchase actions, as well as major unbudgeted capital investments, acquisitions and dispositions with non-affiliates

•  Reviews our tax strategies and the implications of tax law changes

•  Reviews our policies with respect to risk assessment and risk management, as well as our major financial risk exposures and steps undertaken to control them

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COMPENSATION (1)(2)(4) March 1, 2013 through March 1, 2014 Mr. Wiley (Chair) Mr. Lilley Mr. Nokes Ms. Tomasky As of March 1, 2014 Mr. Lilley (Chair) Ms. McCarthy Mr. Nokes Mr. Wiley

•  Reviews and approves all aspects of direct and indirect compensation for our CEO and other members of our senior management

•  Annually reviews the aggregate compensation policies, plans and practices for employees below the senior management level

•  Reviews industry pay practices, including our compliance with governmental and regulatory developments

•  Reviews and approves the selection of companies to be utilized as a peer group for comparative purposes for benchmarking compensation, equity and benefit decisions

•  Reviews and approves change-in-control plans, severance agreements and provisions affecting compensation and benefits of the CEO and senior management

•  Approves and administers incentive compensation programs, including all equity-based long-term incentives and cash-based annual incentive programs

•  Oversees tax-qualified and non-qualified retirement plans and post-retirement health and welfare benefit plans

•  Reviews and evaluates the risk associated with our compensation programs six

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Committee Members	Primary Responsibilities	2013 Meetings
ENVIRONMENTAL, HEALTH, SAFETY & SECURITY (1) Mr. Nokes (Chair) Mr. Lilley Mr. Wiley Mr. Yang

•  Reviews and approves at least annually our environmental, health, safety and security policies

•  Reviews management’s programs for compliance with our environmental, health, safety and security policies, applicable laws and regulations

•  Reviews periodically with management its environmental, health, safety and security activities with respect to significant legal matters, and emerging or proposed laws or regulations that may have a material effect on our financial or physical exposure

•  Reviews and assesses periodically our significant environmental, health, safety and security liabilities reported in the financial statements

•  Reviews periodically significant capital expenditures that may have a material environmental, health, safety or security impact or risk exposure six
GOVERNANCE (1) March 1, 2013 through March 1, 2014 Mr. Goldman (Chair) Mr. Chase Ms. McCarthy Mr. Yang As of March 1, 2014 Ms. Tomasky (Chair) Mr. Chase Mr. Goldman Mr. Yang

•  Identifies individuals qualified to become directors and recommends candidates to the Board

•  Develops recommendations regarding the criteria for selecting director candidates

•  Oversees the annual evaluation of the Board and the committees of the Board

•  Reviews and makes recommendations to the Board regarding the organization and structure of the Board, the committees of the Board, and the Corporate Governance Guidelines and other corporate governance matters

•  Reviews and recommends to the Board compensation for non-employee directors

•  Reviews, monitors and makes recommendations regarding the orientation and continuing education of directors

•  Reviews succession plans for our CEO

•  Reviews our charitable and direct and indirect political contributions

•  Oversees the administration of our related party transaction policies and procedures five
(1)	The Board has determined that all members of this Committee meet the independence requirements of the NYSE.
(2)	The Board has determined that all members of the Audit Committee and the Compensation Committee meet the additional independence requirements of the NYSE and SEC, as applicable.
(3)	The Board has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that Mr. Chase, Mr. Goldman, Ms. McCarthy and Ms. Tomasky each qualify as an “audit committee financial expert,” as defined by SEC rules. No member of the Audit Committee serves on the audit committees of more than three public companies, including ours.
(4)	Mr. Grapstein also served on the Compensation Committee until March 1, 2013.

Corporate Governance Documents

We have a long-standing commitment to good corporate governance. We have adopted Corporate Governance Guidelines that, along with the charters of our Board committees, provide the framework for our governance processes. Copies of the Corporate Governance Guidelines and charters of our Board committees are posted on our website at www.tsocorp.com under the heading “Investors” and the subheading “Corporate Governance.” Printed copies of these documents are available upon request to our Corporate Secretary.

We have adopted a Code of Business Conduct and Ethics for Senior Financial Executives that is specifically applicable to the CEO, the CFO, the Controller and persons performing similar functions. In addition, we have a Code of Business Conduct that applies to all of our directors, officers and employees. Both the Code of Business Conduct and Ethics for Senior Financial Executives and the Code of Business Conduct are available on our website

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at www.tsocorp.com under the heading “Investors” and the subheading “Corporate Governance.” We will post on our website any amendments to, or waivers from, either of our Codes requiring disclosure under applicable rules.

Board Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. The Board delegates oversight of certain categories of risk to designated Board committees, which are composed entirely of independent directors. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

For consistency with our risk assessment and risk management policies, the Audit Committee oversees and is responsible for reviewing our processes for assessing and managing risk, including guidelines and policies that govern the processes. The Audit Committee also oversees and is responsible for reviewing our major financial risk exposures and the steps management has undertaken to monitor and manage them, as well as financial reporting and internal controls. In addition, the Audit Committee receives annual reports from management on the results of the annual review and assessments conducted by management, and discussed below, to identify our annual priority risk profile. It also receives regular reports from our Vice President of Internal Audit regarding our audit activities throughout the year. The Environmental, Health, Safety & Security Committee oversees environmental, health, safety and security risks and is responsible for reviewing our policies, performance and practices relating to these risks to our employees and assets, and the communities and environment in which we operate. The Environmental, Health, Safety & Security Committee approves an annual environmental, health, safety and security plan that also incorporates priority risks and receives regular reports throughout the year from management and operating personnel of our activities managing those risks.

The Board and the Audit and Environmental, Health, Safety & Security Committees annually discuss with management, including members of our Executive Committee, our policies and practices with respect to risk assessment and risk management. Throughout the year, the Board and each of the Audit and Environmental, Health, Safety & Security Committees receive regular reports from management regarding major risks facing us and the steps management has taken to monitor and manage such risks. At least annually, the Board meets with the chair of our management Risk Committee concerning the status and effectiveness of our risk prevention and mitigation activities, emerging risks and risk assessment and management practices. The Board receives periodic reports from executive management on our strategic risks. The Board also receives quarterly updates from management on our legal and compliance risks. The Audit Committee approves an annual internal audit plan, which incorporates our priority risk management activities.

We have established a management Risk Committee comprised of senior level business management leadership from our financial, strategic, governance, administrative and operational functions. The Risk Committee reports to the Company’s Executive Committee consisting of our President and CEO; Executive Vice President, Operations; Executive Vice President, General Counsel and Secretary; Senior Vice President and CFO; and other senior officers in key areas of our organization. The Risk Committee is chaired by the person in charge of our Enterprise Risk Group. The Risk Committee and Enterprise Risk Group facilitate an annual review to assess and prioritize the risks facing us. Our subject matter experts participate in the annual review to assess primarily financial, strategic, governance, and operational risks. The Enterprise Risk Group continually interacts with the Risk Committee and various levels of our organization to assess the status and effectiveness of risk prevention and mitigation activities, identify emerging risks and facilitate management’s enhancement of our risk assessment and management practices. The Risk Committee meets monthly throughout the year to review priority risks, risk prevention and mitigation activities and emerging risks and to facilitate management’s continual improvement of monitoring and managing risks. The chair of the Risk Committee meets periodically with the Executive Committee to report on the activities of the Risk Committee. Subcommittees of the Risk Committee exist to assess and manage specific risks facing us.

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Risk Considerations in our Compensation Programs

In July 2013, our management in consultation with the Compensation Committee’s independent consultant performed an annual assessment of the risks associated with our current compensation programs. The Compensation Committee reviewed management’s assessment covering our employees, including executives, and discussed the concept of risk as it relates to our compensation programs. The assessment and discussions concluded the following:

•	Our compensation programs operate within a strong governance structure that serves and supports risk mitigation.

•	Appropriate pay philosophy and market comparisons support business objectives.

•	Programs are well-balanced between annual and long-term incentives and include a variety of performance indicators.

•	The characteristics of our annual incentive program design do not encourage behaviors that would create material risk for our company because we base annual incentive awards on:

¡	Corporate, business unit and individual performance goals, with a variety of pre-established performance conditions in each category, thus diversifying the risk associated with any single indicator of performance; and

¡	Financial and non-financial performance targets that are objectively determined by measureable and verifiable results.

•	Our long-term incentive program encourages employees to focus on our long-term success by providing a mix of performance shares and market stock units, each of which rewards employees if we meet specified performance goals or our stock price increases. These awards also incorporate pre-established caps to prevent over-payment.

•	Our executive stock ownership guidelines promote having our senior executives maintain a substantial stake in our long-term success.

We have established a “clawback” policy that allows the Board to recoup annual and long-term incentive compensation received by a senior executive for misconduct resulting in a material financial restatement. The “clawback” policy is discussed in more detail under the heading “Compensation Discussion and Analysis — Clawback Policy” in this Proxy Statement.

Transactions with Related Parties

Except for transactions relating to Tesoro Logistics, LP and its subsidiaries, we did not have any transactions with any related party (as described below) requiring disclosure since the beginning of 2013. During 2013, our Board adopted a written related-party transaction policy and procedures that apply to any “interested transaction,” which is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved since the beginning of the last completed fiscal year is or is expected to exceed $100,000, and in which a related party has a direct or indirect material interest. For purposes of the policy, a “related party” includes (1) any person who is or was (since the beginning of the last completed fiscal year), an executive officer, director or nominee for director, (2) any holder of more than 5% of our common stock, and (3) any immediate family member of any of the foregoing.

Our Governance Committee reviews the material facts of all “interested transactions,” and may approve or ratify such transactions, as appropriate. In determining whether to approve or ratify any such transaction, the Governance Committee may consider whether the transaction is on terms no less favorable than terms

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generally available to an unaffiliated third party under the same or similar circumstances, whether there are valid business reasons to enter into the transaction, whether the transaction would impair the independence of a director or present an improper conflict of interest for any director or executive officer, and any other factors it deems relevant.

The Chairman of our Governance Committee has the authority to pre-approve or ratify any related-party transaction in which the aggregate amount involved is expected to be less than $1 million. Any such action by the Chairman of our Governance Committee must be reported to our Governance Committee at its next regularly scheduled meeting.

The Governance Committee has reviewed and pre-approved certain categories of transactions under the terms of the policy. Information on transactions subject to pre-approval is maintained by the office of the General Counsel and provided to the Governance Committee for its review at least annually. The types of transactions deemed pre-approved include (1) employment of executive officers if the compensation is reported in the annual proxy statement or was approved by the Compensation Committee, (2) director compensation, (3) transactions with other companies at which a related party’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues, (4) charitable contributions to an organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the lesser of $1 million or 2% of that organization’s total annual receipts, (5) certain transactions with Tesoro Logistics GP, LLC (the “general partner” or “TLGP), Tesoro Logistics, LP (“TLLP”) and their subsidiaries (collectively, the “Tesoro Logistics entities”), as described below, (6) transactions where all shareholders receive proportional benefits, (7) transactions involving another public company with a common institutional shareholder, (8) transactions involving regulated bids, (9) regulated transactions and (10) certain banking-related services. Pre-approved transactions with the Tesoro Logistics entities include: (1) cash distributions by TLLP to its unitholders; (2) sales of logistics assets by us to the Tesoro Logistics entities if approved by the Board or in certain situations the CEO; (3) pipeline transportation, trucking, terminal distribution, storage and similar services provided by the Tesoro Logistics entities pursuant to long-term, fee-based commercial agreements with us; (4) ongoing performance of the Omnibus Agreement; (5) ongoing performance of the Operational Services Agreement and similar agreements under which we provide the Tesoro Logistics entities with certain operational services; and (6) any other transaction between us and the Tesoro Logistics entities for which the annual aggregate amount involved does not exceed $10 million.

Relationship with TLLP

We own (directly and through our affiliates) approximately 36% of the interests in TLLP, including a 2% general partner interest held by TLGP, our wholly-owned, indirect subsidiary. The general partner manages TLLP’s operations and activities through its officers and directors. Messrs. Goff, Spendlove and Parrish serve (and prior to his resignation from Tesoro Corporation and TLGP effective January 24, 2014, Mr. Romasko served) as executive officers of both Tesoro Corporation and TLGP. Further information about transactions between us and TLLP and its subsidiaries can be found under “Relationship with TLLP” on page 59. Each of those transactions was approved or ratified consistent with our related-party transaction policy.

Communicating with our Board

Persons may communicate with our Board, or directly with Mr. Grapstein, Chairman of the Board, or the independent members of the Board, by submitting such communication in writing to:

c/o Chairman of the Board of Directors

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

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In addition, the Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with our Audit Committee may do so by submitting such communication in writing to:

c/o Chairman of the Audit Committee

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

Compensation of Directors

Director Compensation Program

During 2013, the compensation program for our directors who are not employees included an annual retainer, payable partially in cash and partially in the form of restricted stock units representing the right to receive shares of common stock with dividend equivalent rights (“RSUs”), together with Board and Committee Chair fees, as set forth below. Such RSUs vest one year from the date of grant, which is typically the date of our Annual Meeting of stockholders. We do not pay management directors for Board service in addition to their regular employee compensation.

2013 Non-Employee Director Annual

Retainers and Fees (1)

Cash Retainer (1)	$110,000
Equity Grants (2)	$133,750
Board Chair	$200,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000 (3)
Environmental, Health, Safety & Security Committee Chair	$15,000
Governance Committee Chair	$15,000
(1)	In addition to the retainers set forth in the table, we reimburse our directors for travel and lodging expenses that they incur in connection with their attendance at meetings of the Board, meetings of our Board committees and our annual meeting of stockholders.

(2)	Includes $125,000 of annual retainer paid in the form of RSUs. During 2013, the Board adopted changes to the director compensation program to increase the equity-based portion of the annual compensation by $15,000. On October 1, 2013, the Board granted each of the non-employee directors an award of restricted stock units (with accompanying dividend equivalent rights) to compensate each of the directors for the pro-rata portion of the additional equity compensation for the period from October 1, 2013 through April 30, 2014.

(3)	Effective August 1, 2013, the annual retainer for the Compensation Committee Chair was increased from $15,000 to $20,000.

Board of Directors Deferred Compensation Plan

Under the Tesoro Corporation Board of Directors Deferred Compensation Plan (the “Deferred Compensation Plan”), a director electing to participate may defer a minimum of 20% and up to 100% of his or her total cash compensation, including the portion of the annual retainer paid in cash or chair fees, for the ensuing year into an interest-bearing deferred cash account maintained by us. For amounts deferred into a cash account, interest is applied each quarter to the beginning account balance at the prime rate published in the Wall Street Journal on the last business day of the quarter plus two percentage points (5.25% at December 31, 2013). Before 2013, directors also had the option to defer the portion of the annual retainer paid in cash into a phantom stock account with cash denominated units which track our stock price and must be deferred for a minimum of three years before they may be distributed to a director; existing phantom stock accounts were allowed to remain in accordance with the directors’ prior distribution elections.

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All payments under the Deferred Compensation Plan are solely our obligation. Upon the disability or death of a participating director or upon a change of control (as defined in the Deferred Compensation Plan), the balance in the director’s account under the Deferred Compensation Plan is payable to him or her, or his or her beneficiaries, as applicable, in one lump sum.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)
Rodney F. Chase	130,000	133,737		–	–	263,737
Robert W. Goldman	125,000	133,737		344	–	259,081
Steven H. Grapstein	310,000	133,737		10,500	–	454,237
David Lilley	110,000	133,737		–	–	243,737
Mary Pat McCarthy	110,000	175,880	(4)	607	–	286,487
J.W. Nokes	125,000	133,737		–	–	258,737
Susan Tomasky	110,000	133,737		–	–	243,737
Michael E. Wiley	127,083	133,737		–	–	260,820
Patrick Y. Yang	110,000	133,737		4,860	–	248,597

(1)	Of the fees earned, the following amounts were elected by the director to be deferred pursuant to the Deferred Compensation Plan into the deferred cash account: Mr. Goldman, $50,000; Mr. Grapstein, $310,000; Ms. McCarthy, $110,000; and Mr. Yang, $110,000.

(2)	The amounts in the table reflect the aggregate grant date fair value of RSUs granted during the fiscal year, calculated in accordance with financial accounting standards. $125,000 of each non-employee director’s annual retainer fee was granted as 2,457 RSUs on May 1, 2013. In addition, each director received a grant of 203 RSUs on October 1, 2013 to reflect a pro-rata increase in the annual equity component of director compensation. See footnote (4) below for the description of an additional new director award to Ms. McCarthy. Each of the RSU awards will vest one year from the date of grant. No options or phantom stock units were granted in 2013. The table below reflects the total options, phantom stock units and RSUs outstanding as of December 31, 2013 for each non-employee director.

Director	Total Options Outstanding	Total Phantom Stock Units Outstanding	Total Restricted Stock Units Outstanding
Rodney F. Chase	19,000	9,308	2,660
Robert W. Goldman	21,000	16,006	2,660
Steven H. Grapstein	27,000	42,192	2,660
David Lilley	–	11,405	2,660
Mary Pat McCarthy	–	81	3,499
J.W. Nokes	19,000	9,123	2,660
Susan Tomasky	–	12,452	2,660
Michael E. Wiley	31,000	9,590	2,660
Patrick Y. Yang	–	8,409	2,660

(3)	The amounts shown represent interest credited under the Deferred Compensation Plan exceeding 120% of the applicable federal rate.

(4)

In addition to the awards described in footnote (2) above, Ms. McCarthy received a pro-rata award for 839 RSUs in February 2013 for the period from December 20, 2012, when she joined the Board, through April 30, 2013. Awards to

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other non-employee directors for the period from January 1 through April 30, 2013 were granted in October 2012 and appeared in the proxy statement relating to our 2013 Annual Meeting of Stockholders. This RSU award will vest one year from the date of grant.

Director Stock Ownership Guidelines

The Director Stock Ownership Guidelines require directors to own stock (either directly, as deferred phantom shares or as restricted stock units) valued at five times their annual cash retainer. Directors who were serving as of May 1, 2009 have five years from that date to meet the ownership requirement. New directors have five years from the date of their initial election to the Board to meet their ownership requirement. Once the requirement is met, the directors must retain their level of ownership until they no longer serve on the Board. All current directors either meet the guidelines or are on track to do so within the required time period.

Executive Compensation – Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) discusses the principles underlying our executive compensation programs and the key executive compensation decisions that were made for 2013. It also explains the most important factors relevant to those decisions. This CD&A provides additional context and background for the compensation earned by and awarded to our named executive officers (“NEOs”), as reflected in the compensation tables that follow the CD&A. Our NEOs for 2013 include the following individuals:

•	Gregory J. Goff, President and Chief Executive Officer;

•	G. Scott Spendlove, Senior Vice President and Chief Financial Officer;

•	Daniel R. Romasko, former Executive Vice President, Operations;

•	Charles S. Parrish, Executive Vice President, General Counsel and Secretary; and

•	David K. Kirshner, Senior Vice President, Commercial.

Mr. Romasko resigned his employment with Tesoro effective January 24, 2014, but is still considered a NEO for purposes of this Proxy Statement.

2013 Business Results

Our vision is to create a safer and cleaner future as efficient providers of reliable transportation fuel solutions. To achieve these goals we are pursuing the following strategic priorities:

•	improve operational efficiency and effectiveness by focusing on safety and reliability, system improvements and cost leadership;

•	drive commercial excellence by strengthening our supply, trading and optimization activities to provide additional value to the business;

•	maintain our financial position by exercising capital discipline and focusing on a balanced use of free cash flow;

•	capture value-driven growth through a focus on our logistics assets, growing our marketing business and other strategic opportunities accretive to stockholder value; and

•	maintain a high performing culture by building leadership at all levels of the organization with employees from diverse backgrounds and experiences that are accountable for delivering on our commitments.

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Our goals during 2013 were focused on these strategic priorities, and we accomplished the following:

	Operational Efficiency & Effectiveness	Commercial Excellence	Financial Discipline	Value Driven Growth	High- Performing Culture
Successfully completed the acquisition of BP’s integrated Southern California refining, marketing and logistics business	—	—	—	—	—
Leveraged our logistics operations to strategically source lower cost crude	—	—			—
Completed the expansion of the diesel desulfurization unit at our North Dakota refinery and phase one of the expansion project at our Utah refinery	—			—
Purchased 8.4 million shares of common stock under our share repurchase programs			—
Entered into an equally owned joint venture with Savage Companies to construct, own and operate a unit train unloading and marine loading terminal at the Port of Vancouver, Washington		—		—	—
Completed the sale of the Hawaii Business	—		—
TLLP funded and acquired the Carson Terminal Assets from us for a purchase price of $640 million, the Carson Logistics Assets from us for a purchase price of $650 million and the Northwest Products System for a purchase price of approximately $355 million			—	—
Strengthened refining and marketing integration through securing rights to use the Exxon® and Mobil® brands at retail stations in certain states		—		—
Repaid $800 million of revolving credit facility and term loan borrowings used to fund the Los Angeles Acquisition			—

2013 Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Stockholders, our stockholders provided an advisory vote to approve the compensation of our NEOs disclosed in our 2013 proxy statement. Stockholders expressed substantial support for the compensation of our NEOs, with approximately 97.7% of the votes cast voting in favor of the proposal. Our Compensation Committee, Board of Directors and executive management team took into consideration this high level of support for our executive compensation programs and continued our compensation strategy without making any material changes as a result of the voting results.

Highlights of 2013 Executive Compensation Programs

Reflecting our business results and other considerations, the Compensation Committee’s key decisions in 2013 and early 2014 included:

•	Base salary increases ranging from 3.7% to 16.7% were approved in February 2013 for Messrs. Goff, Spendlove, Romasko and Parrish as a result of the Compensation Committee’s review of competitive market data and individual performance.

•

Our 2013 annual incentive program awards were paid in March 2014 to all of our NEOs. Our operating performance and the Compensation Committee’s decisions regarding special items provided each of our NEOs between 87% and 107% of target (except for Mr. Romasko who forfeited his award due to his resignation before payment of the award). We achieved between target and maximum performance levels for process safety management, environmental and cost management criteria, while our performance on earnings was between threshold and target performance levels

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and our performance on personal safety was below threshold performance levels. In addition, certain adjustments were made to incentive awards for select NEOs to recognize individual performance.

•	In February 2013, annual long-term incentive awards were granted to our NEOs. For Messrs. Goff, Spendlove, Romasko and Parrish, 20% of their total 2013 long-term incentive value, approved by the Compensation Committee, is delivered in the form of performance phantom units awards through the Tesoro Logistics LP 2011 Long-Term Incentive Plan. Consistent with our 2012 grant, approximately 50% of the remaining annual awards granted to these NEOs in 2013 and 50% of the annual awards granted to Mr. Kirshner were made in the form of performance shares which are equally weighted between two distinct performance metrics (relative total shareholder return and relative return on capital employed). Each of these awards will pay out at a range of 0-200% of target and are based on relative performance against peers in the refining and marketing industries and companies in the S&P 500 Index, over a 36-month performance period. The balance of the annual awards granted to our NEOs were made in the form of market stock units (“MSUs”) that will become eligible for vesting at the end of the 36-month performance period. MSUs directly align long-term incentive pay with stock price performance. Upon vesting, the MSUs will be earned based on our stock price performance over the performance period.

•	The employment agreement that we had previously entered into with Mr. Goff expired at the end of its initial term on April 30, 2013 without renewal. Following the expiration of the employment agreement, Mr. Goff began participating in the Tesoro Corporation Executive Severance and Change-in-Control Plan, which does not provide for excise tax gross-ups and is market competitive with amounts payable to executives terminated involuntarily or upon a change-in-control event.

The Compensation Committee believes the actions described above clearly demonstrate our commitment to implementing and executing results-oriented compensation programs that are market-competitive and reflect good corporate governance practices.

Compensation Philosophy

Our compensation philosophy is to offer competitive compensation and benefit programs that will attract and retain the talented executives and employees who are critical to executing our strategic priorities and who exemplify our core values.

Our executive compensation programs are comprised of a mix of fixed and variable cash and equity-based pay with a significant portion of actual total compensation dependent on meeting financial and operational objectives.

Our executive compensation programs are designed around the following concepts:

•	Rewarding leaders for superior execution and delivery of outstanding business results and driving a performance-oriented culture;

•	Promoting and sustaining exceptional performance over time to generate long-term growth in stockholder value; and

•	Leading in accordance with our guiding principles, which are core values, exceptional people, shared purpose, powerful collaboration and superior execution.

Our approach also allows us to reward our executives for delivering value to stockholders while reducing or eliminating overall compensation levels if we do not achieve our goals or consistently underperform our peers.

Our Compensation Committee and Compensation Decision-Making

All compensation actions for our CEO and other NEOs are approved by our Compensation Committee. The CEO, the General Counsel or Associate General Counsel - Corporate, the Vice President, Chief Human Resources Officer

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and the Vice President, Compensation, Benefits and HRIS attend regular Committee meetings and provide information, analysis, additional perspective, and proposals for changes, as requested.

The Committee meets, together with the Committee’s compensation consultant, if requested, outside the presence of the NEOs and all other executive officers to consider appropriate compensation for our CEO, taking into consideration an annual review of the CEO’s performance by the independent members of the Board. The Board receives a list of individual goals from the CEO each year during the first quarter and the CEO formally reviews his performance against the goals with the Board during the year and after the close of the fiscal year. The independent Board members evaluate the CEO’s performance. The Committee uses this performance evaluation, market data and input from its compensation consultant to make key decisions regarding the CEO’s base salary, annual cash incentive award payout and long-term equity incentive awards.

Our CEO makes annual recommendations to the Committee on the base salary, short-term compensation and long-term incentives for members of senior management, including the other NEOs. The recommendations are made after finalizing our financial and operational results for the prior fiscal year and are based on the CEO’s evaluation of each of the members’ performance. Factors including financial and operational results, individual contributions in obtaining those results and achievement of individual goals are taken into consideration. The CEO’s recommendations, as well as the comparative analysis described below under the heading “Comparative Analysis”, are considered by the Committee when making decisions on setting bonus targets, payments under our annual cash incentive program and grants of long-term equity incentive awards.

Compensation Consultants

The Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”) during fiscal 2013 as a compensation consulting firm to review our compensation practices and to compare the compensation of our executive officers to that of our peers, as discussed in further detail below under the heading “Comparative Analysis.” During fiscal 2013, FW Cook provided no services to us other than its work providing executive compensation advice to the Compensation Committee.

In February of 2013 and 2014, the Compensation Committee considered the following six factors with respect to FW Cook:

•	the provision of other services to us by FW Cook;
•	the amount billed to us by FW Cook, as a percentage of the total revenue of FW Cook;
•	the policies and procedures of FW Cook that are designed to prevent conflicts of interest;
•	any business or personal relationship of the FW Cook consultants with members of the Compensation Committee;
•	any of our stock owned by the FW Cook consultants; and
•	any business or personal relationship of the FW Cook consultants or FW Cook with any of our executive officers.

After considering the foregoing factors, the Compensation Committee determined that FW Cook is independent and the work of FW Cook with the Compensation Committee for fiscal 2013 has not raised any conflicts of interest.

Comparative Analysis

For fiscal 2013, we used the compensation peer group initially developed in coordination with FW Cook during fiscal 2010, with certain changes due to acquisitions, consolidations and spin-offs, as described below. The compensation peer group was developed using the guiding principles that the compensation peer group should include a sufficient number of companies to minimize year-over-year volatility in compensation data; selection criteria should be objective where possible and include similar scale, industry, and business characteristics that reflect our current circumstances as well as our business direction; and companies should be US-based to facilitate compensation comparisons.

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Based on the principles outlined above, the following selection criteria to develop the compensation peer group were approved by the Compensation Committee in 2010 and were unchanged in 2013:

•	Asset/Capital intensive nature;

•	Primarily manufacturers in industries such as oil and gas, chemicals, forest products and utilities in which commodity prices heavily influence profitability;

•	Environmentally and safety focused;

•	Currently in a highly regulated business or whose core operations are likely to be significantly impacted by proposed regulations;

•	Operate a number of fixed manufacturing sites or plants; and

•	Companies should generally be no less than one-third and no greater than three times our size as measured by revenue, total assets, and market capitalization.

The Compensation Committee reviews the compensation peer group with FW Cook each year. A number of acquisitions, consolidations and spin-offs continued to occur among the peer companies, resulting in changes in the compensation peer group approved by the Compensation Committee in July 2013 as follows:

•	GenOn Energy was removed from the group following its December 2012 acquisition by NRG Energy, which was added to the compensation peer group.

•	Sunoco, Inc. was removed from the group following its December 2012 acquisition by Energy Transfer Partners in October 2012.

•	In addition, Integrys Energy Group, Inc. and Pepco Holdings were removed from the compensation peer group with no replacements. The removal of these companies was intended to have a more balanced number of companies within the utility sector and reflect pay peers that are appropriate based on their relative size to Tesoro.

The resulting members of our compensation peer group, which was used by FW Cook during the annual assessment of total compensation for senior executives presented to the Compensation Committee in October 2013, are included in the table below. For purposes of measuring performance to determine payouts associated with the performance shares granted during fiscal 2013, we used a separate performance peer group, as discussed in more detail below under the heading “Long-Term Incentives.”

Air Products and Chemicals, Inc.	Ingersoll-Rand plc	PPG Industries, Inc.
Alcoa Inc.	International Paper Company	PPL Corporation
Alliant Energy Corporation	Kimberly-Clark Corporation	Praxair, Inc.
Alon USA Energy, Inc.	Kinder Morgan, Inc.	Rock-Tenn Company
Ameren Corporation	Marathon Petroleum Corporation	Sempra Energy
Calpine Corporation	The Mosaic Company	United States Steel Corporation
Centerpoint Energy, Inc.	Murphy Oil Corporation	Valero Energy Corporation
CHS Inc.	Northeast Utilities	Western Refining, Inc.
Dow Chemical Company	NRG Energy	Weyerhaeuser Company
Eastman Chemical Company	NuStar Energy L.P.	Williams Companies, Inc.
Eaton Corporation	Phillips 66	Xcel Energy Inc.
Exelon Corporation	Potash Corporation of
Hess Corporation	Saskachewan Inc.
HollyFrontier Corp

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Comparative information for the compensation peer group in the year-ended December 31, 2012 is as follows:

	Revenue	Total Assets	Market Capitalization
Peer Group Median	$11.1 billion	$19.9 billion	$17.2 billion
Peer Group Range	$3.1 billion to $179.5 billion	$2.2 billion to $78.6 billion	$0.4 billion to $41.7 billion
Tesoro	$33 billion	$10.7 billion	$6.1 billion

In addition to data from the compensation peer group, FW Cook also provided data to the Compensation Committee from the following resources to confirm and enhance the compensation peer group market study:

•	Industry specific data from the Towers Watson Oil Industry Group (OIG) survey; and

•	General industry data.

Elements of Executive Compensation

Our executive compensation programs are designed to reflect the philosophy and objectives described above. The elements of executive pay are presented in the table below and discussed in more detail in the following paragraphs.

Component	Type of Payment/Benefit	Purpose
Base Salary	Fixed cash payments with each executive generally eligible for annual increase.	Designed to be competitive with those of comparable companies.
Annual Cash Incentives	Performance-based annual cash payment.	Pay for performance. Targeted corporate, business unit and individual goals.
Long-term Incentives*	Performance shares and market stock units	Align executive compensation with our stockholders, rewarding performance based on total shareholder return and return on capital employed.
Retirement Benefits	Pension, 401k plan, post-retirement medical program.	Designed to be competitive with those of comparable companies
Health and Welfare Benefits	Fixed compensation component, generally available to all employees.	Designed to be competitive with those of comparable companies.
*	Long-term incentives also may be delivered in the form of restricted stock and stock options in connection with sign-on and other special one-time grants.

Our Compensation Committee reviews each executive’s total compensation for alignment with our compensation peer group and our compensation philosophy. However, the Compensation Committee does not determine the level of total compensation based exclusively on comparative analysis against our compensation peer group. It considers other factors, which may include internal pay equity and consistency and the executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and recent compensation adjustments, as well as other relevant considerations (with no particular weighting assigned to any of these factors).

We generally target direct compensation (base salaries, annual cash incentives and long-term incentives) at the 50th percentile of our compensation peer group because we believe it is a fair and competitive starting point to attract and retain critical executive talent. Our emphasis on variable or “at risk” components of incentive pay results in actual compensation ranging above or below the median based on the achievement of the objectives established in our annual and long-term incentive plans and changes in the value of our stock. Retirement and health and welfare benefits provided to our NEOs are designed to be consistent in value and, to a lesser degree, aligned with benefits offered by companies with whom we compete for talent. While the Compensation Committee believes that each compensation component should be considered separately and that payments or

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awards derived from one component should not negate or reduce payments or awards derived from other components, the components are considered within the context of each executive’s total compensation. Our strategy also includes ongoing evaluation and adaptation, as necessary, of our compensation programs to ensure continued alignment between company performance and pay.

Elements of 2013 Target Compensation

as a % of Total Direct Compensation(1)

(1)	The compensation elements above are based on our CEO’s and other NEOs’ targeted compensation opportunities on an annualized basis, which may differ from the amounts listed in the Summary Compensation table and Grants of Plan-Based Awards table listed below. 86% of Mr. Goff’s 2013 target compensation and 73% of the other NEO’s 2013 target compensation was considered “at-risk” because it was based upon achieving specific performance measures.

Base Salaries

Base salaries for our NEOs are reviewed each year relative to market competitive data as well as other relevant considerations described above. On February 4, 2013, the Compensation Committee approved an increase in the base salaries for Mr. Goff and certain other NEOs, each effective February 10, 2013 as part of the annual compensation review process which includes analysis of market competitive data for total direct compensation and the NEOs’ respective performance, roles and responsibilities. These decisions resulted in the base salaries for each of the NEOs shown below.

	Before 2/10/2013	Effective 2/10/2013
Gregory J. Goff	$1,200,000	$1,400,000
G. Scott Spendlove	483,000	500,871
Daniel R. Romasko	616,000	677,600
Charles S. Parrish	517,500	536,648
David K. Kirshner	495,000	495,000

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Annual Performance Incentives

We believe that annual cash based incentives promote management’s efforts to drive the achievement of annual performance goals and objectives, which in turn help to create additional stockholder value. In February 2013, the Compensation Committee approved the 2013 incentive compensation program (the “2013 ICP”) based on management’s recommendation. The 2013 ICP structure approved for our senior executives was similarly used for our salaried and hourly incentive-eligible employees. The ICP structure uses a mix of objectives designed to focus management on key areas of performance.

For Mr. Goff, 2013 ICP payouts were determined by performance against pre-established performance levels for our overall corporate performance. For the other NEOs, 2013 ICP payouts were determined by performance against pre-established performance levels for two equally weighted components (corporate performance and business unit performance). Business unit performance was added for the NEOs, other than Mr. Goff, because each of them has responsibility for a specific business unit or several business units. The program provided all employees the same upward and downward bonus opportunity (0% below threshold; 50% at threshold; 100% at target; 200% at maximum). Our corporate performance results and results of the individual business units may be adjusted to take into account unbudgeted business decisions, unusual or non-recurring items, and other factors, as approved by the Compensation Committee, to determine the total amount, if any, available under the 2013 ICP. The Committee also has discretion to adjust individual awards based on their assessment of an individual executive’s performance relative to successful achievement of goals, business plan execution, and other leadership attributes (no particular weighting was assigned to any measure).

For our NEOs, the Compensation Committee approves the target bonus opportunities based on analysis of market-competitive data of our peer group, while also taking into consideration our compensation philosophy and other factors, such as internal equity and individual contributions. For 2013, the NEO target bonus amounts, as a percentage of base salary earnings for the year, are shown in the table in the section entitled “Overall Performance and Payouts”. These amounts reflect an increase from 2012 in the target bonus amounts for Messrs. Romasko and Parrish from 80% to 90% and from 70% to 75%, respectively, to maintain relative market competitiveness.

Component 1 – Corporate Performance

The first component of the ICP was our corporate performance, including the earnings before interest, taxes, depreciation and amortization (EBITDA), cost management, and safety and environmental measures described below (ranked in order of weighting).

•	EBITDA was the most heavily weighted metric of this component because we believe that significant improvements in EBITDA drive cash flow, provide financial strength, and increase stockholder value. Targets for this component are based on our annual business plan. For this component of ICP we measure EBITDA on a margin neutral basis by excluding fluctuations in commodity prices (and thereby fluctuations in margins) over which management has little influence. We recognize that the use of EBITDA on a margin neutral basis to assess our performance is different from our reported results, but we believe that it more accurately reflects the efforts and results of management and our employees to meet and exceed performance objectives and goals without the influence of fluctuating prices and margins on compensation or goal setting.

•	Controllable cost management is the second most heavily weighted metric of this component because it is clearly within the control of our employees and key to our performance. Targets are based on our annual business plan. This metric is measured as total cash costs excluding annual incentive compensation program, stock-based compensation expense, non-controllable expenses for post-retirement employee benefits (pension, medical, life insurance) and insurance (property, casualty and liability), spill prevention costs and environmental accruals and benefits. It includes allocations of refining maintenance and labor to capital projects. Refining energy variable costs and internally produced fuel consumption are market adjusted to budget-assumed prices.

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•	Personal safety, process safety and environmental safety are the final items in our 2013 performance metrics. Because we believe in continuous improvement, each of our safety metrics are measured by improvement compared to the prior year or a prior period.

See discussion above for explanation of metrics.

See discussion below for adjustments to results, particularly regarding Environmental Incidents.

Calculation and Adjustment of Corporate Performance:

•	In 2013, the margin neutral EBITDA used for purposes of calculating ICP awards was $1.611 billion while our reported EBITDA (excluding our discontinued Hawaii operations) was $1.318 billion. In prior years, the effect of adjusting EBITDA to a margin neutral basis has resulted in ICP EBITDA being both above and below reported EBITDA and it will likely continue having varying impacts in future years.

•

For the calculation of both the EBITDA and cost management components, the Compensation Committee has the discretion to take into consideration special items, including decisions that have a material impact on our results compared to budget, unusual items and non-recurring items. For calculating the 2013 results shown above, the most significant items which the Committee considered in calculating EBITDA

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and cost management performance were related to offsets for legal and insurance settlements we received, unplanned turnaround impacts, and unbudgeted regulatory costs.

•	Despite achieving above target performance on environmental incidents, the Compensation Committee chose to apply negative discretion to this performance metric in recognition of the September 2013 oil spill incident in Tioga, North Dakota, resulting in no payout on this performance metric.

Component 2 – Business Unit Results

The second 2013 ICP component was more specifically tailored to the performance of the individual’s business unit. Our business unit goals are directly aligned with our corporate objectives and are measured using common criteria to promote consistency throughout the organization. Business unit criteria include safety and environmental, cost management, improvements in EBITDA, and business improvement and value creation initiatives. Like the overall structure of the 2013 ICP, the business unit targets were set at stretch levels that were challenging and would generate significant value for our stockholders. Business unit results for Mr. Spendlove were tied to Finance, Accounting and Information Technology, for Mr. Parrish were tied to Legal, and for Mr. Kirshner were tied to Commercial and Marine operations. Business unit targets are not disclosed because such disclosure would cause competitive harm to us.

Individual Performance Adjustments

In recognition of Mr. Goff’s strong leadership during 2013, which was evidenced by the Company’s continued strong shareholder return and the success of significant acquisitions and divestiture which were transformational to our business, the Committee approved a 20% upward adjustment for Mr. Goff. The Committee approved a 20% upward adjustment for Mr. Parrish in recognition of successfully leading the effort to obtain regulatory clearance without mitigation of the Southern California refining and marketing business. The Committee approved a 15% downward adjustment for Mr. Spendlove as a result of not fully meeting the performance expectations.

Overall Performance and Payouts

By design, the 2013 ICP excluded the impacts of significant transactions undertaken in 2013 (our acquisition of BP’s integrated Southern California refining, marketing and logistics business, TLLP’s acquisition of the Northwest Products System assets and our divestiture of our Hawaii operations). As a result of the transformational impact that these transactions had on our business and the effort required to successfully integrate and divest these assets, the Committee approved an additional 13 percentage point increase to the overall 2013 ICP performance. The table below provides the specific bonus targets, level of achievement (including the adjustments described above), individual performance adjustment, and annual bonus payment for each NEO for 2013:

Name	Bonus Eligible Earnings ($)	Target Bonus %	Overall Performance Achieved (rounded to the nearest whole percentage)	Calculated Bonus Payout ($)	Individual Performance Adjustments (% Increase/ Decrease)	Total Bonus Payout ($)
Gregory J. Goff	1,369,231	125%	96%	1,643,077	20%	1,985,385
G. Scott Spendlove	498,122	70%	100%	348,685	(15%)	296,382
Daniel R. Romasko (1)	–	90%	–	–	–	–
Charles S. Parrish	533,702	75%	107%	428,296	20%	508,351
David K. Kirshner	495,000	70%	87%	301,455	–	301,455
(1)	Because Mr. Romasko resigned from his position at Tesoro prior to the payout of the annual bonus payment, he forfeited any right to the payment.

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Long-Term Incentives

We believe that our senior executives, including our NEOs, should have their interests aligned with those of our stockholders. Accordingly, we believe that these executives should have a considerable portion of their total compensation tied to stock price performance in the form of equity incentives. For our NEOs, the Compensation Committee approves a target award value for long-term incentives based on analysis of market-competitive data of our compensation peer group. In addition, other factors such as internal equity and individual contributions are considered. These decisions resulted in the long-term incentive target values granted in 2013 to each of the NEOs shown below.

Our long-term incentive awards recognize the importance of pay for performance while addressing employee retention through the grants of performance shares (approximately 50% of the total award value for NEOs and split evenly between two equally-weighted separate performance metrics) and MSUs (approximately 50% of the total award value for NEOs). The mix of equity awards is intended to align long-term incentive compensation with specific performance measures, including stock price performance. In determining the number of shares or units granted and paid out at the end of the performance period, we use an average stock price of the 30-trading days leading up to the date of grant or end of the performance period. This approach lessens the impact of daily stock price volatility on the number of awards granted and value of the ultimate payout.

Name	Total Target Grant Value (1)	Performance Shares (TSR Metric) (1)	Performance Shares (ROCE Metric) (1)	Market Stock Units (1)	Tesoro Logistics LP Phantom Units (1)
Gregory J. Goff	$7,000,000	$1,400,000	$1,400,000	$2,800,000	$1,400,000
G. Scott Spendlove	1,000,000	200,000	200,000	400,000	200,000
Daniel R. Romasko (2)	1,414,500	282,900	282,900	565,800	282,900
Charles S. Parrish	940,000	188,000	188,000	376,000	188,000
David K. Kirshner	841,500	210,375	210,375	420,750	–
(1)	Due to rounding in the grant of equity units, changes in our stock price between the date on which the awards were determined and the date the awards were granted, and accounting assumptions utilized in valuing equity awards, the target grant value may differ from the actual value granted.
(2)	Because Mr. Romasko resigned from his position at Tesoro prior to the payout of 2013 long-term incentive awards, he forfeited any right to the payments.

Performance Share Awards

Performance share awards granted in 2013 pay out between 0% and 200% of target based on achievement with respect to the applicable performance goal. 50% of the performance shares are based on our relative Total Shareholder Return (“TSR”) from January 1, 2013 through December 31, 2015 measured against a performance peer group made up of HollyFrontier Corporation, Marathon Petroleum Corporation, Phillips 66, Valero Energy Corporation (the “LTI Performance Peer Group”), and the Standard & Poor’s 500 Index (“S&P 500”). The other 50% of the performance shares are based on our Return on Capital Employed (“ROCE”) from January 1, 2013 through December 31, 2015 measured against the LTI Performance Peer Group.

The LTI Peer Group includes refining and marketing companies that have common characteristics with us. These common characteristics are not necessarily shared by other companies in our compensation peer group, or by some of our larger competitors within the oil and gas industry. We think it is appropriate to measure our performance against the LTI Peer Group for relative TSR and relative ROCE purposes because they face similar challenges in the marketplace and because we believe investors view our businesses in a similar manner. Use of the S&P 500 measurement for determining relative TSR will reflect our performance against a broader index of large-cap common stock companies.

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The actual number of performance share awards earned at the end of the performance period will be equal to the target number of performance share awards granted multiplied by our performance share payout % with respect to the performance metrics.

For purposes of the 2013 awards, TSR is defined as (a) the appreciation in our stock price during the performance period (in dollars) plus cumulative dividends (excluding special dividends) paid during the performance period, divided by (b) the closing average stock price for the 30 business days leading up to the beginning of the performance period. TSR will be measured using the average of three discrete one-year TSR calculations during the performance period. For the TSR metric, our performance share award payout is determined in accordance with the following table. Payouts between points shown below will be adjusted accordingly.

Tesoro Corporation v. LTI Performance Peer Group	Payout %
33.33% or more below LTI Performance Peer Group Median	0% (Threshold)
30% below LTI Performance Peer Group Median	10% of Target
20% below LTI Performance Peer Group Median	40% of Target
10% below LTI Performance Peer Group Median	70% of Target
0% of LTI Performance Peer Group Median	100% (Target)
10% above LTI Performance Peer Group Median	130% of Target
20% above LTI Performance Peer Group Median	160% of Target
30% above LTI Performance Peer Group Median	190% of Target
33.33% or more above LTI Performance Peer Group Median	200% of Target (Maximum)

For purposes of the 2013 awards, ROCE is defined as earnings before interest and taxes divided by the average total capital employed. Total capital employed equals working capital (excluding current maturities of debt) plus net property, plant and equipment and other long-term assets less other liabilities (excluding debt). For the ROCE metric, our performance share award payout is determined in accordance with the following table:

Tesoro Corporation v. LTI Performance Peer Group	Payout %
< 50% of LTI Performance Peer Group Average	Between Zero and 50% of Target
50% of LTI Performance Peer Group Average	50% of Target (Threshold)
> 50% and < 100% of LTI Performance Peer Group Average	Between 50% and 100% of Target
100% of LTI Performance Peer Group Average	100% (Target)
> 100% and < 112.5% of LTI Performance Peer Group Average	Between 100% and 151% of Target
112.6% of LTI Performance Peer Group Average	151% of Target (Stretch)
> 112.6% and < 125% of LTI Performance Peer Group Average	Between 151% and 200% of Target
> 125% of LTI Performance Peer Group Average	200% of Target (Maximum)

The executive officers that received performance share awards in 2013 have the right to receive dividend equivalents with respect to such performance share awards based on the actual level of payout. The accrued dividend equivalents are paid in cash at the time the underlying performance share awards are distributed, but only to the extent the underlying performance share awards vest.

Market Stock Units

As described above, MSUs were also granted in 2013. An MSU award is a grant of stock units in which the number of shares earned at vesting is based on our stock price performance over the performance period. MSUs were

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introduced in 2011 and replaced traditional time-vested awards in order to directly align long-term incentive pay with stock price performance. The MSUs granted in 2013 will become eligible for vesting, based on stock price performance and continued employment, at the end of a 36-month performance period beginning on February 4, 2013 and ending on February 4, 2016. Upon vesting, the number of shares earned will be determined as follows:

Shares Earned at Vesting = A times (C/B)

Symbol	Description
A	# of Targeted Market Stock Units at Grant
B	Average closing stock price for the 30 trading days* prior to the Grant Date
C	Average closing stock price for the 30 trading days* prior to the Vesting Date

*Normal dividends are assumed to have been reinvested on the date they are paid in order to calculate the average 30-trading day stock price.

However, there is no payout if the average closing stock price for the 30 trading days prior to the vesting has decreased by 50% or more from the average closing stock price for the 30 trading days prior to the grant date. In addition, the number of units that may be issued upon payout is capped at 200% of target.

TLLP Equity Awards

Messrs. Goff, Spendlove and Parrish are (and prior to his resignation, Mr. Romasko was) executive officers of Tesoro, and in addition to rendering services to Tesoro, they devoted some of their professional time to TLLP during 2013. For Messrs. Goff, Spendlove, Romasko and Parrish, 20% of their total 2013 long-term incentive value, approved by the Compensation Committee, was delivered in the form of performance phantom units of TLLP. The TLLP performance phantom units will vest based on the achievement of relative total unitholder return over a performance period from January 1, 2013 through December 31, 2015 as compared to a peer group of companies. The peer companies currently include Buckeye Partners, Enbridge Energy Partners, Genesis Energy, LP, Global Partners, Holly Energy Partners, Magellan Midstream Partners, Martin Midstream Partners, MPLX, NuStar Energy, Targa Resources Partners and TransMontaigne Partners. These companies were selected based on the TLGP Board’s view that key stakeholders compare TLLP’s business results and relative performance with these companies. The payout will range from none of the units vesting for performance below the 30% percentile of relative total unitholder return, to vesting of 200% of the units for performance that is at or above the 90th percentile of relative total unitholder return.

Payout of Long-Term Incentives

In early 2013, those executives with awards granted in May 2010 received payments for cash-settled performance units based on relative total stockholder return and absolute stockholder return for a performance period from April 1, 2010 through December 31, 2012.

The first TLLP performance phantom units granted to executives in May 2011 represented the right to receive common units at the end of the April 20, 2011 through December 31, 2013 performance period depending upon TLLP’s achievement of relative total unitholder return against a defined performance peer group. Such units were paid in February 2014 based on performance at maximum payout amounts. These payouts are reported in “Executive Compensation – Compensation Tables and Narratives — Option Exercises and Stock Vested in 2013.”

Tesoro’s first grants of performance shares and MSUs to executive officers were made in May 2011 with performance periods ending March 31, 2014 and May 11, 2014, respectively. Payments of such awards will be reflected in our 2015 proxy statement.

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Executive Benefits

In order to promote consistency with overall competitive practices and our compensation philosophy and to adopt a “best practice” compensation design, as of July 1, 2010, our executive officers are generally no longer entitled to any perquisites. However, in order to remain competitive and attract quality executives, we continue to allow executives to participate in our relocation program which is generally available to all management. The program includes an excise tax gross-up provision available to eligible employees; however our executive officers do not receive a tax gross-up associated with any relocation benefits. This program also includes a recoupment provision in the event employment is terminated within a one-year period.

Retirement Plans

We maintain non-contributory qualified and non-qualified retirement plans that cover officers and other eligible employees. See the discussion under the heading “Pension Benefits in 2013” for a description of the plans.

Change-in-Control and Termination Arrangements

On January 12, 2011, the Board approved and adopted a new Executive Severance and Change-in-Control Plan (the “new Plan”). The new Plan reduces uncertainty for certain executives in the event of a change-in-control or other events affecting our company’s existence and provides a benefit in the event of the termination of employment of certain executives, including each of our NEOs, under certain conditions that are beyond the executive’s control. The new Plan, which does not provide for excise tax gross-ups for retirement benefits, is market competitive with amounts payable to executives terminated involuntarily or upon a change-in-control event, is consistent with stockholder-friendly pay practices and eliminates the need to offer new individuals employment agreements. Our severance and change-in-control provisions for our NEOs are summarized under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement.

As part of the Compensation Committee’s efforts to adopt a “best practice” compensation design, the employment agreement that we had previously entered into with Mr. Goff was allowed to expire at the end of its initial term on April 30, 2013 without renewal. Following the expiration of the employment agreement, Mr. Goff began participating in the new Plan.

Omnibus Agreement with TLLP

Under the terms of an omnibus agreement with TLLP, TLLP pays an administrative fee to reimburse Tesoro for the provision of general and administrative services for TLLP’s benefit. Although Messrs. Goff, Spendlove, Romasko and Parrish provided services to both Tesoro and TLLP during 2013, no portion of the administrative fee was specifically allocated to the services they provided to TLLP.

Stock Ownership Guidelines

Our Board has established stock ownership guidelines to:

•	Strengthen the alignment of senior executive interests with those of stockholders;

•	Further promote our longstanding commitment to sound corporate governance; and

•	Demonstrate the confidence in our long-term prospects by our CEO, Executive Vice Presidents and Senior Vice Presidents.

Under these guidelines, each of the executives in the positions named below is required to retain 50% of the net shares obtained from an option exercise or restricted stock grant until he or she satisfies the ownership guidelines based on a multiple of salary as set forth in the following table. Each executive is also required to retain that level

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of ownership for as long as the individual is a part of our senior management team. Our NEOs have either met or are on track to meet the ownership guidelines and are continuing to retain 50% of the net shares obtained from stock option exercises or vesting of restricted stock grants. The CEO’s ownership guideline was increased, effective January 1, 2013, to change the requirement from five-times annual base salary to six-times annual base salary.

Position	Stock Ownership Guideline
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	2x annual base salary

Equity Grant/Trading Policies

The Compensation Committee has adopted an equity award governance policy under which all long-term equity incentives are granted. The policy prohibits the issuance of stock options at a price less than the closing sale price of our common stock on the date of grant. We generally grant equity awards at the Compensation Committee’s meeting in late January or early February of each year. We have chosen this time because it is the first meeting of each calendar year at which our results of operations from the previous year are available to the Compensation Committee. We do not purposely accelerate or delay the public release of material information, or otherwise time equity grants in coordination with the public release of material information, in consideration of a pending equity grant in order to allow the grantee to benefit from a more favorable stock price.

We also maintain a securities trading policy which prohibits, among other things, any employees and directors from entering into transactions when in possession of material non-public information or from participating in short-term trading or hedging activities involving our securities. The policy requires directors, senior executives and informational insiders to follow preclearance procedures for all transactions involving our securities. It also prohibits them from trading in derivative securities (other than equity-settled awards granted by the Compensation Committee or Board of Directors) or holding our securities in a margin account or otherwise pledging them as collateral for a loan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to certain executives, unless that compensation is “performance-based compensation” as defined by the Code. In establishing the total compensation for the NEOs, the Compensation Committee considers the effect of Section 162(m), but also desires to retain flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee and other corporate goals that are important to our success.

Payouts of annual cash-based incentives under the 2013 ICP are paid based on achievement of performance measures under the stockholder-approved 2011 Long-Term Incentive Plan. For purposes of deductibility under Section 162(m), the Compensation Committee established (a) minimum performance criteria required for the payment of any award to the NEOs as positive net income (as reported in our Annual Report on Form 10-K) for the performance period of at least $1.00 and (b) the maximum annual incentive award for each of the NEOs as follows: Mr. Goff -- $4.0 million, Mr. Romasko -- $1.5 million and each of Messrs. Spendlove, Parrish and Kirshner -- $1.0 million. Based on our 2013 net income of $454 million, criteria for the maximum possible award for each NEO was satisfied. The Compensation Committee then exercised its negative discretion in determining the amount of the actual 2013 ICP payouts based on our performance measures, business unit performance measures and individual performance as described under “Elements of Executive Compensation – Annual Performance Incentives” of this Compensation Discussion and Analysis. The actual 2013 ICP payouts are presented in the 2013 Summary Compensation Table.

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Clawback Policy

In February 2010, we adopted a compensation recoupment, or “clawback” policy that provides that in the event of a material restatement of financial results due to misconduct, our Board will review all annual incentive payments and long-term incentive compensation awards that were made to any then existing senior vice president or above including our controller on the basis of having met or exceeded specific performance targets in grants or awards made after February 2, 2010 which occur during the 24-month period prior to restatement. If such compensation would have been lower had it been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for our benefit such compensation to any then existing senior vice president or above including our company controller whose misconduct caused or significantly contributed to the material restatement, as determined by the Board.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors as of February 21, 2014.

Michael E. Wiley, Chairman David Lilley J.W. Nokes Susan Tomasky

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Executive Compensation – Compensation Tables and Narrative

2013 Summary Compensation Table

The following table sets forth information regarding the compensation of our CEO, our CFO, and our three highest paid executive officers (other than the CEO and CFO).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Gregory J. Goff	2013	1,378,462	–	8,198,090	–	1,985,385	1,576,505	38,653	13,177,095
President and Chief Executive Officer	2012	1,179,808	–	7,346,310	–	2,654,000	2,284,412	34,253	13,498,783
	2011	1,010,577	250,000	4,380,710	–	1,879,000	1,275,984	14,327	8,810,598
G. Scott Spendlove	2013	498,946	–	1,192,750	–	296,382	981	21,848	2,010,907
Senior Vice President and Chief Financial Officer	2012	480,346	–	1,246,020	–	523,572	1,351,492	15,520	3,616,950
	2011	418,462	–	888,610	–	433,320	762,491	12,046	2,514,929

Daniel R. Romasko	2013	670,966	–	1,694,560	–	– (8)	228,579	48,416	2,642,521
Executive Vice President, Operations (8)	2012	609,538	–	1,510,900	–	826,043	166,175	39,838	3,152,494
	2011	441,538	350,000	1,863,570	213,021	522,112	58,700	239,392	3,688,333
Charles S. Parrish	2013	534,586	–	1,095,730	–	508,351	–	23,927	2,162,594
Executive Vice President, General Counsel and	2012	515,481	–	1,150,140	–	605,414	2,322,052	16,890	4,609,977
	2011	500,000	–	1,021,310	–	573,650	1,530,073	13,846	3,638,879
Secretary
David K. Kirshner	2013	495,000	–	1,001,290	–	301,455	154,669	28,992	1,981,406
Senior Vice President, Commercial (9)	2012	495,000	–	1,032,570	–	512,820	90,231	249,070	2,379,691
	2011	123,750	270,000	1,687,210	343,926	116,141	14,882	–	2,555,909

(1)	The amounts shown include amounts deferred by Messrs. Spendlove, Romasko and Kirshner pursuant to the Tesoro Corporation Executive Deferred Compensation Plan.

(2)	The annual cash incentive award that is paid to the executive officers is reflected under the Non-Equity Incentive Plan Compensation column. The bonus amount for Mr. Goff in 2011 represents an inducement cash payment paid pursuant to his previously existing employment agreement. For Messrs. Romasko and Kirshner these amounts for 2011 represent sign-on bonuses.

(3)	The amounts shown in this column reflect the aggregate grant date fair value of restricted stock, performance shares, market stock units and TLLP performance phantom units granted during the applicable fiscal year, calculated in accordance with financial accounting standards. The grant date fair value of performance shares, market stock units and TLLP performance phantom units (all of which are contingent upon performance and calculated using target payouts) is as follows for awards granted in 2013: Mr. Goff - $8,198,090; Mr. Spendlove - $1,192,750; Mr. Romasko - $1,694,560; Mr. Parrish – $1,095,730; and Mr. Kirshner - $1,001,290. The aggregate grant date fair value of such performance shares, market stock units and TLLP phantom performance units at the highest level of performance (resulting in 200% payout) would be as follows: Mr. Goff - $16,396,180; Mr. Spendlove - $2,385,500; Mr. Romasko - $3,389,120; Mr. Parrish – $2,191,460; and Mr. Kirshner - $2,002,580. See Note U “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for the valuation assumptions used in determining the fair market value of equity grants.

(4)	The amounts shown in this column reflect the aggregate grant date fair value of options granted during the fiscal years, calculated in accordance with U.S. generally accepted accounting principles. See Note U “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for the valuation assumptions used in determining the fair market value of option grants.

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(5)	The amounts shown in this column represent the annual cash incentive awards earned under the 2013, 2012 and 2011 Annual Incentive Compensation Programs. The amounts shown include amounts deferred by Mr. Spendlove pursuant to the Tesoro Corporation Executive Deferred Compensation Plan.

(6)	The amounts shown in this column reflect the change in pension value during the fiscal year.

(7)	The amounts shown in this column for 2013 reflect the following:

a)	Thrift Plan Company Contributions: We provide matching contributions dollar-for-dollar up to 6% of eligible earnings for all employees who participate in the Thrift Plan. The matching contributions for 2013 were $14,308 for Mr. Goff and $15,300 for each of Messrs. Spendlove, Romasko, Parrish, and Kirshner. In addition, we provide a profit-sharing contribution to the Thrift Plan. This discretionary contribution, calculated as a percentage of employee’s base pay based on a pre-determined target for the calendar year, can range from 0% to 4% based on actual performance. The profit-sharing contribution for 2013 were $13,692 for Mr. Goff, $4,981 for Mr. Spendlove, $6,681 for Mr. Romasko, $5,337 for Mr. Parrish, and $4,950 for Mr. Kirshner.

b)	Executive Deferred Compensation Company Contributions: We will match the participant’s base salary contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation (i.e., $255,000 for 2013). The matching contribution for 2013 was $21,892 for Mr. Romasko.

c)	Dividends paid on restricted stock that vested during 2013 were $10,653 for Mr. Goff, $1,567 for Mr. Spendlove, $4,543 for Mr. Romasko, $3,290 for Mr. Parrish and $8,742 for Mr. Kirshner.

Except as described above, no NEO received perquisites and other personal benefits with respect to 2013 with an aggregate value greater than $10,000 and no NEO received any other item of compensation with respect to 2013 required to be disclosed in this column with a value of $10,000 or more.

(8)	Effective March 21, 2011, Mr. Romasko was appointed Executive Vice President, Operations. Mr. Romasko resigned from his position at Tesoro effective January 24, 2014. Because Mr. Romasko resigned from his position at Tesoro prior to the payout of the annual bonus payment, he forfeited any right to the payment.

(9)	Effective October 1, 2011, Mr. Kirshner was named Senior Vice President, Commercial.

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Grants of Plan-Based Awards in 2013

The following table sets forth information regarding the grants of annual cash incentive compensation and long-term equity compensation to our NEOs.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant date fair value of stock and option awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory J. Goff	Annual Incentive	n/a	855,769	1,711,538	3,423,076
	Market Stock Units (4)	2/4/2013				26,000	52,000	104,000	3,366,480
	Performance Shares (5)	2/4/2013				-	33,000	66,000	1,610,730
	Performance Shares (6)	2/4/2013				-	26,000	52,000	1,555,580
	TLLP Performance Phantom Units (7)	2/8/2013				19,500	39,000	78,000	1,665,300
G. Scott Spendlove	Annual Incentive	n/a	174,343	348,685	697,370
	Market Stock Units (4)	2/4/2013				3,500	7,000	14,000	453,180
	Performance Shares (5)	2/4/2013				-	5,000	10,000	244,050
	Performance Shares (6)	2/4/2013				-	4,000	8,000	239,320
	TLLP Performance Phantom Units (7)	2/8/2013				3,000	6,000	12,000	256,200
Daniel R. Romasko	Annual Incentive	n/a	300,656	601,311	1,202,622
	Market Stock Units (4)	2/4/2013				5,500	11,000	22,000	712,140
	Performance Shares (5)	2/4/2013				-	7,000	14,000	341,670
	Performance Shares (6)	2/4/2013				-	5,000	10,000	299,150
	TLLP Performance Phantom Units (7)	2/8/2013				4,000	8,000	16,000	341,600
Charles S. Parrish	Annual Incentive	n/a	200,139	400,277	800,554
	Market Stock Units (4)	2/4/2013				3,500	7,000	14,000	453,180
	Performance Shares (5)	2/4/2013				-	4,500	9,000	219,645
	Performance Shares (6)	2/4/2013				-	3,500	7,000	209,405
	TLLP Performance Phantom Units (7)	2/8/2013				2,500	5,000	10,000	213,500
David K. Kirshner	Annual Incentive	n/a	173,250	346,500	693,000
	Market Stock Units (4)	2/4/2013				4,000	8,000	16,000	517,920
	Performance Shares (5)	2/4/2013				-	5,000	10,000	244,050
	Performance Shares (6)	2/4/2013				-	4,000	8,000	239,320

(1)	These columns show the range of awards under our 2013 Annual Incentive Compensation Program, or ICP, which is described in the section “Annual Performance Incentives” in the Compensation Discussion and Analysis. The “threshold” column represents the minimum payout for the performance metrics under the ICP assuming that the minimum level of performance is attained. The “target” column represents the amount payable if the performance metrics are reached. The “maximum” column represents the maximum payout for the performance metrics under the ICP assuming that the maximum level of performance is attained.

(2)	The amounts shown in these columns represent the threshold, target and maximum number of shares to be issued upon vesting and settlement of performance shares and market stock units granted during 2013 under the 2011 Long-Term Incentive Plan and the vesting and settlement of the TLLP Performance Phantom Units granted during 2013 under the Tesoro Logistics LP 2011 Long-Term Incentive Plan as described in the section “Long-Term Incentives” in the Compensation Discussion and Analysis.

(3)	The amounts shown in this column represent the grant date fair value of the awards computed in accordance with financial accounting standards.

(4)	These market stock unit awards are contingent on our stock price performance with a performance period of February 4, 2013 through February 4, 2016. Actual payouts will vary based on stock price performance from none of the units vesting to a threshold vesting of 50% of the units to a target vesting of 100% of the units to a maximum of 200% of the units.

(5)

This performance share award is contingent on our achievement of relative ROCE against a defined performance peer group at the end of a thirty-six month performance period (January 1, 2013 through December 31, 2015). Actual

Tesoro Corporation 2014 Proxy Statement   39

payouts will vary based on relative ROCE from a threshold vesting of none of the units to a target vesting of 100% of the units to a maximum vesting of 200% of the units.

(6)	This performance share award is contingent on our achievement of relative TSR against a defined performance peer group and the S&P 500 at the end of a thirty-six month performance period (January 1, 2013 through December 31, 2015). Actual payouts will vary based on relative TSR from a threshold vesting of none of the units to a target vesting of 100% of the units to a maximum vesting of 200% of the units.

(7)	This TLLP performance phantom unit award is contingent upon TLLP’s achievement of relative total unitholder return at the end of the performance period from January 1, 2013 through December 31, 2015. Actual payouts will vary based on relative total unitholder return from none of the units vesting to a threshold vesting of 50% of the units to a target vesting of 100% of the units to a maximum vesting of 200% of the units.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table sets forth the outstanding equity awards of our NEOs at the end of 2013.

		Option-Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Gregory J. Goff	2/8/2013							39,000 (4)	2,101,515 (4)
	2/4/2013							104,000 (5)	6,084,000 (5)
	2/4/2013							33,000 (6)	1,960,200 (6)
	2/4/2013							26,000 (7)	1,544,400 (7)
	2/7/2012							36,000 (8)	2,001,600 (8)
	2/1/2012							176,000 (9)	10,296,000 (9)
	2/1/2012							59,000 (10)	3,451,500 (10)
	2/1/2012							118,000 (11)	6,903,000 (11)
	5/11/2011							92,000 (12)	5,382,000 (12)
	5/11/2011							68,000 (13)	3,978,000 (13)
	5/11/2011							68,000 (14)	3,978,000 (14)
	5/5/2010	118,000		12.93	5/5/2020
	5/3/2010	33,513		13.66	5/3/2020
G. Scott Spendlove	2/8/2013							6,000 (4)	323,310 (4)
	2/4/2013							14,000 (5)	819,000 (5)
	2/4/2013							5,000 (6)	297,000 (6)
	2/4/2013							4,000 (7)	237,600 (7)
	2/7/2012							6,000 (8)	333,600 (8)
	2/1/2012							30,000 (9)	1,755,000 (9)
	2/1/2012							10,000 (10)	585,000 (10)
	2/1/2012							20,000 (11)	1,170,000 (11)
	5/11/2011							18,000 (12)	1,053,000 (12)
	5/11/2011							14,000 (13)	819,000 (13)
	5/11/2011							14,000 (14)	819,000 (14)
	2/20/2009	38,000		14.13	2/20/2019
	1/30/2008	15,500		40.40	1/30/2018
	2/1/2007	23,000		41.58	2/1/2017
	2/2/2006	28,600		33.68	2/2/2016

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		Option-Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Daniel R. Romasko (15)	2/8/2013							8,000 (4)	431,080 (4)
	2/4/2013							22,000 (5)	1,287,000 (5)
	2/4/2013							7,000 (6)	415,800 (6)
	2/4/2013							5,000 (7)	297,000 (7)
	2/7/2012							8,000 (8)	444,800 (8)
	2/1/2012							36,000 (9)	2,106,000 (9)
	2/1/2012							12,000 (10)	702,000 (10)
	2/1/2012							24,000 (11)	1,404,000 (11)
	5/11/2011							28,000 (12)	1,638,000 (12)
	5/11/2011							20,000 (13)	1,170,000 (13)
	5/11/2011							20,000 (14)	1,170,000 (14)
	3/21/2011		5,000	25.63	3/21/2021
	3/21/2011					9,667	576,830 (16)
Charles S. Parrish	2/8/2013							5,000 (4)	269,425 (4)
	2/4/2013							14,000 (5)	819,000 (5)
	2/4/2013							4,500 (6)	267,300 (6)
	2/4/2013							3,500 (7)	207,900 (7)
	2/7/2012							6,000 (8)	333,600 (8)
	2/1/2012							28,000 (9)	1,638,000 (9)
	2/1/2012							9,000 (10)	526,500 (10)
	2/1/2012							18,000 (11)	1,053,000 (11)
	5/11/2011							22,000 (12)	1,287,000 (12)
	5/11/2011							16,000 (13)	936,000 (13)
	5/11/2011							16,000 (14)	936,000 (14)
	5/5/2010	35,000		12.93	5/5/2020
	1/30/2008	35,800		40.40	1/30/2018
	2/1/2007	44,000		41.58	2/1/2017
	2/2/2006	44,900		33.68	2/2/2016
David K. Kirshner	2/4/2013							16,000 (5)	936,000 (5)
	2/4/2013							5,000 (6)	297,000 (6)
	2/4/2013							4,000 (7)	237,600 (7)
	2/1/2012							28,000 (9)	1,638,000 (9)
	2/1/2012							9,000 (10)	526,500 (10)
	2/1/2012							18,000 (11)	1,053,000 (11)
	10/3/2011	31,500	3,500	18.21	10/3/2021
	10/3/2011					6,200	369,954 (16)
	10/3/2011							18,000 (17)	1,053,000 (17)
	10/3/2011							14,000 (13)	819,000 (13)
	10/3/2011							14,000 (14)	819,000 (14)

(1)	Stock options awarded prior to 2011 are fully vested. The vesting schedules for the option awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Schedule

10/3/2011	60% vests six months from date of grant, 30% vests eighteen months from date of grant and 10% vests thirty-six months from date of grant	10/3/2014
3/21/2011	33 1/3% vests each year for three years from date of grant	3/21/2014

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(2)	The vesting schedules for restricted stock awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Schedule

10/3/2011	60% vests six months from date of grant, 30% vests eighteen months from date of grant and 10% vests thirty-six months from date of grant	10/3/2014
3/21/2011	33 1/3% vests each year for three years from date of grant	3/21/2014

(3)	The closing stock price of our common stock on 12/31/13 of $58.50 as reported on the NYSE was used to calculate the market value of the unvested stock awards. The closing unit price of TLLP’s common units on 12/31/13 of $52.34 as reported on the NYSE was used to calculate the market value of the unvested TLLP unit awards.

(4)	This award represents TLLP performance phantom units, which is the right to receive a number of common units at the end of the performance period depending on our achievement of relative total unitholder return against a defined performance peer group. This award’s performance period is from January 1, 2013 through December 31, 2015 and will vest at the end of the performance period, subject to performance. The number of unvested units and the payout values shown assume a payout at target and the payout value also includes any outstanding distribution equivalent rights that will be paid to the executive once both the award has vested and the payout results have been certified by the TLGP Board of Directors. The amount of outstanding distribution equivalent rights included with the payout value for the executives are as follows: Mr. Goff - $60,255; Mr. Spendlove - $9,270; Mr. Romasko - $12,360; and Mr. Parrish - $7,725.

(5)	This award represents MSUs, which is the right to receive a number of shares of common stock earned at vesting based on the stock price performance. The performance period is thirty-six months from the date of grant (February 4, 2013 through February 4, 2016) and the payout value shown assumes a payout at maximum.

(6)	This award represents performance shares, which is the right to receive a number of shares of common stock at the end of the performance period depending on our achievement of relative ROCE against a defined performance peer group. This award will vest at the end of a thirty-six month performance period (January 1, 2013 through December 31, 2015) and the payout value shown assumes a payout at target and the payout value also includes any outstanding dividend equivalents that will be paid to the executive once both the award has vested and the payout results have been certified by the Compensation Committee. The amount of outstanding dividend equivalents included with the payout value for the executives are as follows: Mr. Goff - $29,700; Mr. Spendlove - $4,500; Mr. Romasko - $6,300; Mr. Parrish - $4,050; and Mr. Kirshner - $4,500.

(7)	This award represents performance shares, which is the right to receive a number of shares of common stock at the end of the performance period depending on our achievement of relative TSR against a defined performance peer group and the S&P 500. This award will vest at the end of a thirty-six month performance period (January 1, 2013 through December 31, 2015) and the payout value shown assumes a payout at target and the payout value also includes any outstanding dividend equivalents that will be paid to the executive once both the award has vested and the payout results have been certified by the Compensation Committee. The amount of outstanding dividend equivalents included with the payout value for the executives are as follows: Mr. Goff - $23,400; Mr. Spendlove - $3,600; Mr. Romasko - $4,500; Mr. Parrish - $3,150; and Mr. Kirshner - $3,600.

(8)	This award represents TLLP performance phantom units, which is the right to receive a number of common units at the end of the performance period depending on our achievement of relative total unitholder return against a defined performance peer group. This award’s performance period is from January 1, 2012 through December 31, 2014 and will vest at the end of the performance period, subject to performance. The number of unvested units and the payout values shown assume a payout at maximum and the payout value also includes any outstanding distribution equivalent rights that will be paid to the executive once both the award has vested and the payout results have been certified by the TLGP Board of Directors. The amount of outstanding distribution equivalent rights included with the payout value for the executives are as follows: Mr. Goff - $117,360; Mr. Spendlove - $19,560; Mr. Romasko - $26,080; and Mr. Parrish - $19,560.

(9)	This award represents MSUs, which is the right to receive a number of shares of common stock earned at vesting based on the stock price performance. The performance period is thirty-six months from the date of grant (February 1, 2012 through February 1, 2015) and the payout value shown assumes a payout at maximum.

(10)	This award represents performance shares, which is the right to receive a number of shares of common stock at the end of the performance period depending on our achievement of relative ROCE against a defined performance peer group. This award will vest at the end of a thirty-six month performance period (January 1, 2012 through December 31, 2014) and the payout value shown assumes a payout at target.

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(11)	This award represents performance shares, which is the right to receive a number of shares of common stock at the end of the performance period depending on our achievement of relative TSR against a defined performance peer group and the S&P 500. This award will vest at the end of a thirty-six month performance period (January 1, 2012 through December 31, 2014) and the payout value shown assumes a payout at maximum.

(12)	This award represents MSUs, which is the right to receive a number of shares of common stock earned at vesting based on the stock price performance. The performance period is thirty-six months from the date of grant (May 11, 2011 through May 11, 2014) and the payout value shown assumes a payout at maximum.

(13)	This award represents performance shares, which is the right to receive a number of shares of common stock at the end of the performance period depending on our achievement of relative ROCE against a defined performance peer group. This award will vest at the end of a thirty-six month performance period (April 1, 2011 through March 31, 2014) and the payout value shown assumes a payout at maximum.

(14)	This award represents performance shares, which is the right to receive a number of shares of common stock at the end of the performance period depending on our achievement of relative TSR against a defined performance peer group and the S&P 500. This award will vest at the end of a thirty-six month performance period (April 1, 2011 through March 31, 2014) and the payout value shown assumes a payout at maximum.

(15)	As a result of his resignation effective January 24, 2014, Mr. Romasko forfeited all unvested equity awards and tandem dividend equivalents or tandem distribution equivalent rights, as applicable, that are reflected in the table above.

(16)	The market value also includes any outstanding dividends that will be paid to the executive at time of vesting of such award. The amount of outstanding dividends included with the market value for the executives for the following grants are noted below.

Name	Grant Date	Accrued Cash Dividends ($)

Daniel R. Romasko	3/21/2011	11,310
David K. Kirshner	10/3/2011	7,254

(17)	This award represents MSUs, which is the right to receive a number of shares of common stock earned at vesting based on the stock price performance. The performance period is thirty-six months from the date of grant (October 3, 2011 through October 3, 2014) and the payout value shown assumes a payout at maximum.

Option Exercises and Stock Vested in 2013

The following table reflects the aggregate value realized by the NEOs for option exercises, as well as restricted stock and TLLP performance phantom units that vested in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory J. Goff	-	-	60,667	3,552,603
G. Scott Spendlove	41,000	1,761,287	11,334	664,211
Daniel R. Romasko	10,000	397,386	9,667	565,229
Charles S. Parrish	75,000	3,135,152	15,000	877,608
David K. Kirshner	-	-	18,600	980,778

(1)	The value realized on exercise is the aggregate excess over the fair market value of the option at the time of the exercise and the exercise price of the option multiplied by the number of options exercised.

(2)

The value realized is the closing stock price of our common stock on the vesting date multiplied by the number of shares of restricted stock that vested; the value also includes any dividends that were paid upon vesting. Of the amounts realized, the amounts paid in dividends to the NEOs upon vesting were: Mr. Goff, $10,653; Mr. Spendlove, $1,567; Mr. Romasko, $4,543; Mr. Parrish, $3,290; and Mr. Kirshner, $8,742. In addition, for Messrs. Goff, Spendlove and Parrish, these realized amounts include the payouts of the TLLP performance phantom units. The value realized on the payout of the performance phantom units is calculated based on the number of units granted multiplied by the performance payout

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factor approved by the TLGP Board of Directors on January 22, 2014 and then multiplied by the closing price of the common units on such date. Of the amounts realized for the TLLP performance phantom units’ payout, the amounts paid in distribution equivalent rights to the NEOs were: Mr. Goff, $160,257; Mr. Spendlove, $33,738; and Mr. Parrish, $33,738.

Pension Benefits in 2013

The estimated pension benefits provided under the Tesoro Corporation Retirement Plan, Executive Security Plan and Supplemental Executive Retirement Plan for each of the NEOs are set forth below.

Name	Plan Name	Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments during last fiscal year ($)
Gregory J. Goff	Tesoro Corporation Retirement Plan Executive Security Plan	0.7 4	81,251 5,379,150	- -
G. Scott Spendlove	Tesoro Corporation Retirement Plan Executive Security Plan	9 12	315,204 2,838,840	- -
Daniel R. Romasko	Tesoro Corporation Retirement Plan Supplemental Executive Retirement Plan	n/a n/a	50,798 402,656	- -
Charles S. Parrish	Tesoro Corporation Retirement Plan Executive Security Plan	17 20	719,901 6,220,149	- -
David K. Kirshner	Tesoro Corporation Retirement Plan Supplemental Executive Retirement Plan	n/a n/a	47,114 212,668	- -

(1)	Due to a freeze of credited service as of December 31, 2010, credited service values for the Tesoro Corporation Retirement Plan and the Supplemental Executive Retirement Plan are less than actual service values (actual service values: Mr. Goff, 4 years; Mr. Spendlove, 12 years; Mr. Romasko, 3 years; Mr. Parrish, 20 years; and Mr. Kirshner, 2 years). Credited service is used to calculate the Final Average Pay portion of the Tesoro Corporation Retirement Plan benefit pertaining to Messrs. Goff, Spendlove and Parrish. The Cash Balance portion of the Tesoro Corporation Retirement Plan and the Supplemental Executive Retirement Plan, that went into effect on January 1, 2011, does not utilize credited service. Therefore since Messrs. Romasko and Kirshner were hired after January 1, 2011, years of credited service is not applicable.

(2)	The present values of the accumulated plan benefits are equal to the value of the retirement benefits at the earliest unreduced age for each plan utilizing the same assumptions used as of December 31, 2013 for financial reporting purposes. These assumptions include a discount rate of 4.96%, a cash balance interest crediting rate of 3.96%, the use of the RP 2000 Combined Mortality Table and for the Tesoro Corporation Retirement Plan, that each employee will elect a lump sum payment at retirement using an interest rate of 4.96% and the 2014 PPA Unisex Mortality Table.

Tesoro Corporation Retirement Plan

The Tesoro Corporation Retirement Plan (the “Retirement Plan”), is a tax-qualified pension plan. The monthly retirement benefit is made up of two components: a Final Average Pay (FAP) benefit for service through December 31, 2010 and a Cash Balance account based benefit for service after December 31, 2010. The final benefit payable under the Retirement Plan is equal to the value of the sum of both the FAP and the Cash Balance components on the participant’s benefit commencement date.

Under the FAP component, the benefit formula is equal to 1.1% of final average compensation for each year of service through December 31, 2010 plus 0.5% of average compensation in excess of the Social Security Covered Compensation limit for each year of service through December 31, 2010 up to 35 years. Final average compensation is the monthly average of compensation over the consecutive 36-month period in the last 120 months preceding retirement that produces the highest average. Compensation includes base pay plus bonus but is limited to the maximum compensation and benefit limits allowable for qualified plans under the Internal Revenue Code. Certain employees who were part of a prior acquisition may be eligible for special provisions which generally provide for a FAP benefit based on the greater of (1) the FAP formula using total combined service with us and the prior employer, reduced by the amount earned under the prior employer’s pension plan, and (2) the current FAP formula using only service since becoming our employee.

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Under the Cash Balance component, for service after 2010, participants earn quarterly pay and interest credits which are allocated to a hypothetical account balance. Pay credits are determined based on a percentage of eligible pay at the end of each quarter ranging from 4.5% to 8.5% of pay based on a participant’s age at the end of each quarter. Interest is credited quarterly on account balances based on the yields of 10-Year Treasury Bonds. Effective January 1, 2013, the interest credited quarterly on account balances is based on a minimum of 3% or the 10-Year Treasury Bonds or the 30-Year Treasury Bonds, whichever is higher.

The Retirement Plan benefit is generally payable at the normal retirement date, which is defined as the first day of the month following the attainment of age 65 and the completion of at least 3 years of service. However, a participant may elect to receive their benefit prior to the normal retirement date. If a participant qualifies for early retirement (age 50 with service plus age greater than or equal to 80, which is referred to as “80-point early retirement,” or age 55 with 5 years of service, which is referred to as “regular early retirement”), the FAP benefit component will be reduced by a subsidized early retirement factor prior to age 65. Under the 80-point early retirement definition, the FAP benefit component may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year the age at retirement is less than 60. Under the regular early retirement definition, the FAP benefit component may be paid at age 62 without reduction or earlier than age 62 with a reduction of approximately 7.14% per year for each year prior to age 62. If an employee does not qualify for early retirement upon separation from service, they will be eligible for an actuarially equivalent FAP benefit based on their age at the date the benefit is paid without an early retirement subsidy. The Cash Balance benefit component for service after 2010 is always based on the actual balance of the cash balance account as of the payment date and is not subject to any reduction for payment prior to normal retirement.

As of the end of fiscal 2013, Mr. Parrish is eligible to receive a payment under the Retirement Plan and meets the regular early retirement criteria. Mr. Spendlove is eligible to receive a payment under the Retirement Plan but without an early retirement subsidy for the FAP portion of the benefit. Both Messrs. Spendlove and Parrish are eligible to receive the full value of the Cash Balance portion of their benefit. Messrs. Goff and Kirshner are not yet vested under the Retirement Plan. At the effective date of his resignation, Mr. Romasko was not yet vested under the Retirement Plan.

The Retirement Plan benefit is generally payable in the form of a lifetime monthly annuity payment. At the employee’s election, a reduced benefit may be paid that continues a portion of the reduced payment over the lifetime of a beneficiary, if the beneficiary outlives the employee. In lieu of monthly payments, the employee may elect a lump sum form of payment.

Executive Security Plan

The Executive Security Plan (“ESP”) is a non-qualified pension plan. Under the ESP, the gross monthly retirement benefit is equal to 4% of final average compensation for each of the first 10 years of service plus 2% of final average compensation for each of the next 10 years of service plus 1% of final average compensation for each of the last 10 years of service, for a maximum gross monthly retirement benefit of 70% of final average compensation for up to 30 years of service. This gross monthly retirement benefit is reduced by any benefits paid from the qualified Retirement Plan, and, after age 62, estimated Social Security benefits. Final average compensation in the ESP is the highest three years of compensation out of the last seven calendar years that produces the highest average. Compensation includes base pay plus bonus (counted in the year earned not paid). In 2010 the ESP was closed to new participants.

To qualify for a benefit under the ESP, a participant must separate from the company after attaining age 50 with 80 points or age 55 and with at least 5 years of service. Once a participant qualifies for a benefit, the gross monthly retirement benefit may be paid on or after age 60 without a reduction or earlier than age 60 with a reduction of 7% per year for each year less than 60 (pro-rated for partial years). As of the end of fiscal 2013, Mr. Parrish met the eligibility requirements under the ESP and is eligible to receive a payment. Messrs. Goff and Spendlove had not met the eligibility requirements to receive a payment under the ESP. Mr. Kirshner participates (and prior to his resignation, Mr. Romasko participated) in the Supplemental Executive Retirement Plan.

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The ESP provides for certain death and disability benefits. The death benefits in the ESP are equal to the greater of (1) the executive’s ESP benefit determined at date of death, (2) the actuarial equivalent of 400% of the executive’s base pay, prior to the date of death, or (3) the benefit determined as if the executive had remained an active employee through age 65 and was paid a benefit at age 65. Assuming that the following executives died on December 31, 2013, their monthly payment under the ESP, payable for the life of the beneficiary, would be the following, offset by the estimated Social Security benefit.

NEO	Monthly Death Benefit to Executive’s Beneficiary Before Age 62 ($)	Monthly Death Benefit to Executive’s Beneficiary After Age 62 ($)
Gregory J. Goff	93,604	91,713
G. Scott Spendlove	31,291	29,529
Daniel R. Romasko	n/a	n/a
Charles S. Parrish	50,363	48,515
David K. Kirshner	n/a	n/a

If the executive becomes disabled, the executive is entitled to the monthly retirement benefit for which he is eligible at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. Assuming that the following executives became disabled on December 31, 2013, their monthly payments under the ESP are payable on the first day of the month following the date on which the executive has attained both age 65 and has a minimum of five years of service.

NEO	Monthly Disability Benefit ($)
Gregory J. Goff	110,158
G. Scott Spendlove	38,881
Daniel R. Romasko	n/a
Charles S. Parrish	50,932
David K. Kirshner	n/a

Pursuant to Section 409A of the Code, a participant must wait six months, except in the event of death, before receiving a distribution of his benefit from the ESP. Distributions at retirement or termination will be made in accordance with the existing distribution election made by the participant. The ESP provides for a life annuity or lump sum payment upon termination. Mr. Spendlove has elected to receive an annuity form of payment upon termination while Messrs. Goff and Parrish have elected to receive a lump sum form of payment upon termination.

Tesoro Corporation Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) is a non-qualified cash balance account based pension plan that was approved and adopted by the Compensation Committee on January 12, 2011. The SERP provides eligible senior level executives, who are hired on or after January 12, 2011, a supplemental cash balance pension benefit in excess of those earned under the qualified retirement plan. Participants earn quarterly pay and interest credits which are allocated to a hypothetical account balance. Pay credits are equal to 15% of eligible pay offset by the value of the pay credits allocated to the qualified Retirement Plan or non-qualified Restoration Retirement Plan, as applicable. Interest is credited quarterly on account balances based on the yields of 10-Year Treasury Bonds. Effective January 1, 2013, the interest credited quarterly on account balances is based on a minimum of 3% or the 10-Year Treasury Bonds or the 30-Year Treasury Bonds, whichever is higher.

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The SERP provides for a life annuity or lump sum payment upon termination. Mr. Kirshner has (and prior to his resignation, Mr. Romasko had) elected to receive a lump sum form of payment upon termination. In order to receive a payment under the SERP, a participant must separate from the company after attaining age 50 with 80 points or age 55 and with at least 5 years of service. As of the end of fiscal 2013, Messrs. Romasko and Kirshner had not met the eligibility requirements to receive a payment under the plan.

The SERP provides for certain death and disability benefits. The death benefit is equal to the value of the vested account balance as of the date of death. The disability benefit provides continued pay and interest credits during the period of disability up to age 65.

NEO	Present Value of Death Benefit ($)	Present Value of Disability Benefit ($)
Gregory J. Goff	n/a	n/a
G. Scott Spendlove	n/a	n/a
Daniel R. Romasko	420,717	2,286,359
Charles S. Parrish	n/a	n/a
David K. Kirshner	218,341	989,313

Tesoro Corporation Restoration Retirement Plan

If any of the NEOs terminate employment prior to becoming eligible for a benefit under either the ESP or SERP, as applicable, and after attaining three years of service credit, they will receive a supplemental pension benefit under the non-qualified Tesoro Corporation Restoration Retirement Plan (the “Restoration Retirement Plan”). The purpose of the Restoration Retirement Plan is to restore the benefit which is not provided under the qualified Retirement Plan due to compensation and benefit limitations imposed under the Internal Revenue Code.

The Restoration Retirement Plan provides a benefit equal to the difference between the actual qualified Retirement Plan benefit paid to the participant, and the benefit that would have otherwise been paid to the participant under the Retirement Plan, without regard to the limitations of Section 401(a) (17) and Section 415 of the Internal Revenue Code.

Upon termination, if the present value of the Restoration Retirement Plan benefit is less than $100,000, the automatic form of payment is a lump sum. If the present value of the Restoration Retirement Plan benefit is greater than or equal to $100,000, the automatic form of payment is a lifetime annuity or any annuity form of payment available under the Retirement Plan, as elected by the participant.

The Restoration Retirement Plan provides for certain death and disability benefits in the same manner as provided in the qualified Retirement Plan. Generally, the death benefit provides an equivalent FAP benefit and full Cash Balance account value as of the date of death. The disability benefit provides continued benefit accruals during the period of disability up to age 65.

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Nonqualified Deferred Compensation in 2013

The following table sets forth information regarding the contributions to and year-end balances under our nonqualified deferred compensation plan for the NEOs in 2013.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($) (3)
Gregory J. Goff	–	–	–	–	–
G. Scott Spendlove	52,357	–	110,493	–	617,849
Daniel R. Romasko	33,406	21,892	11,252	–	141,784
Charles S. Parrish	–	–	–	–	–
David K. Kirshner	–	–	4,911	–	40,347

(1)	The amounts shown include amounts reflected in the base salary column of the Summary Compensation Table for Messrs. Spendlove and Romasko.

(2)	The amount shown reflects the change in the market value pertaining to the investment funds in which the NEOs have chosen to invest their contributions and our contribution under the Tesoro Corporation Executive Deferred Compensation Plan.

(3)	A portion of the amounts disclosed in this column for Messrs. Spendlove, Romasko and Kirshner have previously been reported in Summary Compensation Tables for previous years, including the following amounts: Mr. Spendlove -- $91,278 for 2012, $38,700 for 2011 and $24,947 for 2010; Mr. Romasko -- $50,271 for 2012 and $21,000 for 2011; Mr. Kirshner -- $34,269 for 2012.

Tesoro Corporation Executive Deferred Compensation Plan

Our NEOs are eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). The purpose of the EDCP is to provide executives and key management personnel the opportunity to make additional pre-tax deferrals capped under our qualified 401(k) plan (“Thrift Plan”), due to salary and deferral limitations imposed under the Internal Revenue Code and as an additional resource for tax planning.

Participants may elect to defer up to 50% of their base salary and/or up to 100% of their annual bonus compensation after FICA tax deductions. We will match the participant’s base salary contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation (i.e., $255,000 for 2013). A participant will vest in our matching contributions upon the completion of three years of service. Participants that are eligible for supplemental retirement benefits under the ESP are eligible to defer compensation under the EDCP, but are not eligible for the matching provisions of the EDCP. The EDCP also permits us to make discretionary contributions to participants’ accounts from time to time in amounts and on terms as we may determine. No such additional discretionary contributions have been made on behalf of any of our NEOs’ accounts to date.

Participants are able to direct investment selections for their own accounts and may change the investment allocation at any time, subject to restrictions. The investment selections generally include mutual funds available through the Thrift Plan.

As imposed by Section 409A of the Internal Revenue Code, a participant must wait six months, except in the event of a death, before receiving a distribution of their benefit from the EDCP. Distributions at retirement or termination will be in accordance with the distribution election made by the participant at the time of their deferral election. Participants may select distributions in the form of a lump sum or installments (no more frequently than monthly) over a period of two to fifteen years. If a participant does not designate a distribution direction at the time of deferral, the default distribution is a lump sum payment on the seventh month following

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retirement or termination, whichever comes first. For vested deferral account balances less than $100,000 at the time of termination, distribution will be in the form of a lump sum, paid in cash, regardless of the participant’s distribution selection.

2013 Potential Payments Upon Termination or Change-in-Control

The following tables reflect the estimated amount of compensation for each of the NEOs upon certain termination events. Such compensation is in addition to the pension benefits, including certain termination-related pension benefits, described under the heading “Pension Benefits in 2013,” included in this Proxy Statement. The amounts shown below assume that the applicable termination occurred as of December 31, 2013 and are based on the agreements and arrangements in place on such date. The actual payments an executive would be entitled to may only be determined based upon the actual occurrence and circumstances surrounding the termination. Below are the assumptions used in determining the estimated payments upon various termination scenarios.

Payments Made Upon Any Termination Scenario

Each NEO is entitled to the following upon any termination scenario:

•	Accrued Benefits. Each NEO would be entitled to the following accrued benefits: any accrued but unpaid base salary to the date of termination; any accrued but unpaid expenses; any unused vacation pay; any unpaid bonuses for a prior period to which the NEO is entitled per the incentive compensation program; and any other benefits to which the NEO is entitled.

Payments Made Upon Involuntary Termination Without Cause or Voluntary Termination with Good Reason (as defined below)

Pursuant to the Executive Severance and Change-in-Control Plan and certain of our plans and/or award agreements, each NEO is entitled to the following upon a termination without cause, or with good reason.

•	Severance. Mr. Goff will receive an amount equal to two times the sum of his base salary and the greater of his highest annual bonus earned under the applicable annual incentive compensation plan during the preceding three years or $450,000. For the other NEOs, their severance amount is based on a multiple of their base salary and the average bonuses paid during the preceding three years, as applicable (Messrs. Spendlove and Kirshner – one and one-half times; Mr. Parrish – one and three-fourths times; and, prior to his resignation, Mr. Romasko – one and three-fourths times).

•	Equity Vesting. As the NEOs did work a minimum of twelve months during the performance period, as applicable, they will receive a pro-rated payout of their performance share awards based on actual performance at the end of the performance period along with the accrued cash dividend equivalents, as applicable. As Mr. Parrish is retirement eligible and did work a minimum of twelve months during the performance period, as applicable, he will receive a pro-rated payout of his market stock units based on actual performance at the end of the performance period. As Messrs. Goff, Spendlove, and Parrish did work a minimum of twelve months during the performance period, as applicable, they will receive a pro-rated payout of their TLLP performance phantom units based on actual performance at the end of the performance period and will be paid the accumulated distribution equivalent rights on those units; Mr. Romasko was entitled to similar benefits prior to his resignation.

•	Retirement Benefits. Mr. Goff will receive additional years of service credit and age credit, as applicable, only until May 1, 2015, to be deemed retirement eligible.

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•	Health Coverage. Mr. Goff will receive health benefits to the extent that group health coverage is being provided by us and will continue until the earliest of the following to occur: two and one-half years after the date of the executive’s termination, the executive’s death, or if the executive becomes covered by a comparable benefit by a subsequent employer. For Messrs. Spendlove, Parrish and Kirshner, they will receive medical benefits for a period of eighteen months from date of termination; Mr. Romasko was entitled to similar benefits prior to his resignation.

•	Outplacement Services. Messrs. Goff, Spendlove, Parrish and Kirshner will receive outplacement services for up to twelve months commencing after date of executive’s termination; Mr. Romasko was entitled to similar benefits prior to his resignation.

•	Definitions.

The Executive Severance and Change-in-Control Plan and the management stability agreement define cause and good reason as follows (these definitions have been simplified for purposes of this Proxy Statement):

“Cause” means: (i) the conviction of or a plea of nolo contendere to the charge of a felony; (ii) a willful refusal to perform, or gross negligence in performing, the participant’s duties and responsibilities; (iii) a material breach of fiduciary duty to our company through the misappropriation of company funds or property; or (iv) the unauthorized absence of the participant from work for a period of thirty or more working days out of a consecutive forty-five working day period.

“Good Reason” means the occurrence of any of the following: (i) without Participant’s express written consent, the assignment to Participant of any duties inconsistent with the employment of Participant immediately prior to the Change in Control, or a significant diminution of Participant’s positions, duties, responsibilities and status from those immediately prior to a Change in Control or a diminution in Participant’s titles or offices as in effect immediately prior to a Change in Control, or any removal of Participant from, or any failure to reelect Participant to, any of such positions; (ii) a material reduction in Participant’s base salary, as in effect immediately prior to a Change in Control (a reduction in Participant’s base salary, as in effect immediately prior to a Change in Control, in the case of the management stability agreement); (iii) our failure to continue benefits, including but not limited to, thrift, pension, life insurance, and health plans, substantially equal in value, in the aggregate, to those in which Participant is participating or is eligible to participate at the time of the Change in Control except as otherwise required by the terms of such plans as in effect at the time of any Change in Control; (iv) our failure to continue in effect any incentive plan or arrangement in which Participant is participating at the time of a Change in Control (or to substitute and continue other plans or arrangements providing the Participant with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control; (v) the occurrence of an event that meets the criteria set forth under our relocation policy, as in effect from time to time, with respect to which either (a) the Participant fails to provide express written consent to the relocation or (b) we fail to provide the relocation benefit set forth in such policy; or (vi) our failure to obtain the assumption of this Agreement by any of our successors or assigns.

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Potential Payments Upon a Termination Without Cause or With Good Reason

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)	Mr. Kirshner ($)
Severance (1)	8,108,000	1,349,369	(2)	1,885,193	1,214,222
Value of Accelerated Equity (3)	13,025,925	2,418,265	(2)	2,508,456	2,191,979
Retirement Benefits (4)	5,275,286	-	-	-	-
Health Benefits (5)	49,272	24,487	(2)	23,950	24,506
Outplacement Services (6)	35,000	35,000	(2)	35,000	35,000
Total	26,493,483	3,827,121	(2)	4,452,599	3,465,707

(1)	For Mr. Goff, his severance amount is based on two times his base salary and the greater of his highest annual bonus earned under the applicable annual incentive compensation plan during the preceding three years or $450,000. For the other NEOs, their severance amount is based on a multiple of their base salary and the average bonuses paid during the preceding three years , as applicable (Messrs. Spendlove and Kirshner – one and one-half times; Messrs. Romasko and Parrish - one and three-fourths times). For the NEOs, their severance will be paid in a lump sum following the end of the six months after termination.

(2)	Mr. Romasko forfeited any rights to termination or change-in-control benefits upon his resignation effective January 24, 2014. If Mr. Romasko had been terminated without cause or with good reason as of December 31, 2013, he would have been entitled to the following amounts: severance -- $2,365,445; value of accelerated equity -- $3,245,420 (after forfeiting any unvested equity awards); health benefits -- $24,506 (benefits for eighteen months); and outplacement services -- $35,000 (services for up to twelve months).

(3)	Mr. Kirshner will forfeit any unvested stock options and restricted stock. The value of accelerated equity represents the aggregate excess over the fair market value of the unvested stock options as of December 31, 2013 over the exercise price of the stock options that accelerate in connection with the termination event. The value of accelerated unvested restricted stock represents the fair market value of such awards as of December 31, 2013 along with cash accrued dividends. Since the NEOs did work a minimum of twelve months during the performance period, as applicable, they will receive a pro-rated payout of their performance share awards based on actual performance at the end of performance period along with the accrued cash dividend equivalents, as applicable. Messrs. Goff, Spendlove and Kirshner will forfeit their unvested market stock units. As Mr. Parrish is retirement eligible and worked a minimum of twelve months during the performance period, as applicable, he will receive a pro-rated payout of his market stock units based on actual results at the end of the performance period. Since Messrs. Goff, Spendlove and Parrish did work a minimum of twelve months during the performance period, as applicable, they will receive a pro-rated payout of their TLLP performance phantom units. The value of the TLLP performance phantom units is based on actual performance at the end of the performance period and includes the accumulated distribution equivalent rights on those units as of December 31, 2013.

(4)	Mr. Goff will receive additional years of service credit and age credit, as applicable, only to May 1, 2015, to be deemed retirement eligible.

(5)	For each NEO, the amount represents the estimated health and welfare benefits provided to the executive. Mr. Goff will receive health benefits to the extent that group health coverage is being provided by us and will continue until the earliest of the following to occur: two and one-half years after the date of the executive’s termination, the executive’s death, or if the executive becomes covered by a comparable benefit by a subsequent employer. Messrs. Spendlove, Parrish and Kirshner will receive medical benefits for a period of eighteen months from date of termination.

(6)	Each NEO will receive outplacement services for up to twelve months commencing after date of executive’s termination.

Payments Made Upon Termination in Connection With a Change-in-Control

Pursuant to the Executive Severance and Change-in Control Plan for Messrs. Goff, Parrish and Kirshner (and, prior to his resignation, Mr. Romasko) and the management stability agreement for Mr. Spendlove and/or award agreements for all the NEOs, in the event of a termination without cause or by the NEO with good reason within two years following a change-in-control, each NEO will receive benefits as follows:

•	Severance. Each NEO will receive an amount equal to a multiple of base salary and target annual bonus (Mr. Goff – three times; Messrs. Spendlove and Parrish – two and one-half times; Mr. Kirshner – two times; and, prior to his resignation, Mr. Romasko – two and one-half times); in addition, Mr. Spendlove will receive a pro-rated bonus for the year of termination.

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•	Equity Vesting. Each NEO will be 100% vested in all equity awards. For the performance share awards, the NEOs will be paid out at the greater of the target amount or the actual performance through a date determined by the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) prior to the change-in-control along with the accrued cash dividend equivalents, as applicable. For the market stock units, the NEOs will earn the number of shares based on actual performance at the time of the change-in-control. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom units at target and will be paid the accumulated distribution equivalent rights accumulated on those units at the time of the change-in-control; Mr. Romasko as entitled to similar vesting benefits prior to his resignation.

•	Retirement Benefits. Mr. Spendlove will receive two and one-half years of additional service credit under the current non-qualified supplemental pension plans.

•	Health Coverage. Mr. Spendlove will receive health and welfare coverage for thirty months. Messrs. Goff, Romasko, Parrish and Kirshner will receive additional months of our group medical plan only (Messrs. Goff and Parrish – thirty months; Mr. Kirshner – twenty-four months; and, prior to his resignation, Mr. Romasko – thirty months).

•	Definitions.

The Executive Severance and Change-in-Control Plan and the management stability agreement define change-in-control as follows (this definition has been simplified for purposes of this Proxy Statement):

“Change-in-Control” means (i) there shall be consummated (a) any consolidation or merger of our company in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a merger of our company where a majority of the board of directors of the surviving corporation are, and for a one-year period (two-year period, in the case of the management stability agreement) after the merger continue to be, persons who were our directors immediately prior to the merger or were elected as directors, or nominated for election as directors, by a vote of at least two-thirds of the directors then still in office who were our directors immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of our assets; or (ii) our stockholders approve any plan or proposal for the liquidation or dissolution of our company; or (iii) (x) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than our company or any of our subsidiaries or any employee benefit plan we sponsor, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of our securities representing 35% (20%, in the case of the management stability agreement) or more of the combined voting power of our then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (y) at any time during a period of one year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board of Directors for election by our stockholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

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Potential Payments Upon a Termination in Connection with a Change-in-Control

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)	Mr. Kirshner ($)
Severance (1)	9,450,000	2,425,085	(2)	2,347,835	1,683,000
Value of Accelerated Equity (3)	41,013,128	7,120,784	(2)	7,197,624	6,969,958
Retirement Benefits (4)	-	345,862	-	-	-
Health Benefits (5)	40,844	55,579	(2)	39,916	32,675
Total	50,503,972	9,947,310	(2)	9,585,375	8,685,633

(1)	For each NEO, their severance amounts include an amount equal to a multiple of the sum of base salary plus target annual bonus (Mr. Goff – three times; Messrs. Spendlove, Romasko and Parrish – two and one-half times; and Mr. Kirshner – two times) as well as a pro-rated bonus for the year of termination for Mr. Spendlove. For each NEO, the severance amount (excluding the pro-rated bonus, as applicable) will be paid in a lump sum six months after termination.

(2)	Mr. Romasko forfeited any rights to termination or change-in-control benefits upon his resignation effective January 24, 2014. If Mr. Romasko has been terminated on December 31, 2013 following a change-in-control, he would have been entitled to the following amounts: severance -- $3,128,600; value of accelerated equity -- $10,324,791 (reflecting full vesting of all equity awards); and health benefits -- $40,844 (benefits for thirty months).

(3)	Each NEO will be fully vested in all equity awards. The value of accelerated stock options represents the aggregate excess over the fair market value of the unvested stock options as of December 31, 2013 over the exercise price of the stock options that accelerate in connection with the change-in-control. The value of accelerated unvested restricted stock, performance shares, market stock units and TLLP performance phantom units represents the fair market value of such awards as of December 31, 2013. The value of accelerated unvested restricted stock also includes the accrued cash dividends accumulated on these awards as of December 31, 2013. The value of the performance shares are valued based on the greater of target or the actual performance as of December 31, 2013 along with the accrued cash dividend equivalents, as applicable. The value of the market stock units is based on actual results as of December 31, 2013. The value of the TLLP performance phantom units are based at target and includes the accumulated distribution equivalent rights on those units as of December 31, 2013.

(4)	The retirement benefit for Mr. Spendlove reflects two-and-one-half years of additional years of service credit using the same assumptions as of December 31, 2013 that are used for financial reporting purposes, as discussed under the heading “Pension Benefits in 2013,” contained in this Proxy Statement.

(5)	The estimated health and welfare benefits Mr. Spendlove will receive are for thirty months after termination. Messrs. Goff, Parrish and Kirshner will receive additional months of the group medical plan only after their termination (Messrs. Goff and Parrish – thirty months; Mr. Kirshner – twenty-four months).

Payments Made Upon Retirement or Voluntary Termination

Pursuant to certain of our plans and/or award agreements as provided below, in the event of an NEO’s termination due to retirement or voluntary termination, the NEO will receive the following benefits:

•	Severance. Pursuant to the terms of Tesoro’s annual incentive program, upon retirement for any reason on or after June 30 of the applicable year, Mr. Parrish will receive a pro-rated bonus for the year of termination since he is retirement eligible. The other NEOs will not receive a pro-rated bonus since they are not retirement eligible.

•	Equity Vesting. As Mr. Parrish is retirement eligible and did work a minimum of twelve months during the performance period, as applicable, he will receive a pro-rated payout of his performance share awards and the market stock units based on actual performance at the end of the performance period along with accrued cash dividend equivalents, as applicable, for his performance share awards. In addition, Mr. Parrish will receive a pro-rated payout of his TLLP performance phantom units based on actual performance at the end of the performance period along with the accumulated distribution equivalent rights on those units. All the other NEOs will forfeit all their unvested equity awards.

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Potential Payments Upon a Termination Due to Retirement or Voluntary Termination

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)	Mr. Kirshner ($)
Severance (1)	-	-	-	508,351	-
Value of Accelerated Equity (2)	-	-	-	4,767,310	-
Total	-	-	-	5,275,661	-

(1)	The severance amounts include a pro-rated bonus for the year of termination for Mr. Parrish only since he was retirement eligible as of the end of the year.

(2)	Messrs. Goff, Spendlove and Kirshner will forfeit any unvested equity awards; Mr. Romasko would similarly have forfeited any unvested equity awards. Since Mr. Parrish is retirement eligible and did work a minimum of twelve months during the performance period, as applicable, he will receive a pro-rated payout of his performance share awards and the market stock units based on actual performance at the end of the performance period along with accrued cash dividend equivalents for his performance share awards, as applicable. In addition, Mr. Parrish will receive a pro-rated payout of his TLLP performance phantom units based on actual performance at the end of the performance period along with the accumulated distribution equivalent rights on those units.

Payments Made Upon Death

Pursuant to the Executive Severance and Change-in-Control Plan for Mr. Goff and certain of our plans and/or awards agreement for all the NEOs as provided below, in the event of an NEO’s termination due to death, the NEO’s beneficiaries or estate will receive:

•	Severance. Mr. Goff will receive one additional year of base salary.

•	Equity Vesting. As the NEOs did work a minimum of twelve months during the performance period, as applicable, they will receive a pro-rated payout of their performance share awards based on target performance as of December 31, 2013 along with accrued cash dividend equivalents, as applicable. As Mr. Parrish is retirement eligible and did work a minimum of twelve months during the performance period, as applicable, he will receive a pro-rated payout of his market stock units based on actual performance at the end of the performance period. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom units at target and will be paid the accumulated distribution equivalent rights on those units as of December 31, 2013; Mr. Romasko was entitled to similar benefits prior to his resignation.

Potential Payments Upon a Termination Due to Death

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)	Mr. Kirshner ($)
Severance (1)	1,400,000	-	-	-	-
Value of Accelerated Equity (2)	12,519,015	2,199,060	(3)	2,154,625	1,630,950
Total	13,919,015	2,199,060	(3)	2,154,625	1,630,950

(1)	The severance amount includes one additional year of base salary for Mr. Goff.

(2)	Mr. Kirshner will forfeit any unvested stock options and restricted stock. Since the NEOs did work a minimum of twelve months during the performance period, as applicable, they will receive a pro-rated payout of their performance share awards as of December 31, 2013 based on target performance, along with accrued cash dividend equivalents, as applicable. As Mr. Parrish is retirement eligible and did work a minimum of twelve months during the performance period, as applicable, he will receive a pro-rated payout of his market stock units based on actual performance at the end of the performance period. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom units. The value of the TLLP performance phantom units is based on target and includes the accumulated distribution equivalent rights on those units as of December 31, 2013.

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(3)	Mr. Romasko forfeited any rights to termination or change-in-control benefits upon his resignation effective January 24, 2014. If Mr. Romasko had died as of December 31, 2013, his estate would have been entitled to $2,899,580, reflecting the value of accelerated equity (after forfeiting any unvested stock options and restricting stock, receiving a pro-rated payout of performance share awards and vesting in his TLLP performance phantom units).

Payments Made Upon Disability

Pursuant to the Executive Security and Change-in-Control Plan for Mr. Goff and certain of our plans and/or award agreements as provided below for all the NEOs, in the event of an NEO’s termination due to disability, the NEO will receive the following benefits:

•	Severance. Mr. Goff will receive additional base salary for one year, offset by any payments that he would receive under our long-term disability plan for the period specified.

•	Equity Vesting. As the NEOs did work a minimum of twelve months during the performance period, as applicable, they will receive a pro-rated payout of their performance share awards based on target performance as of December 31, 2013 along with accrued cash dividend equivalents, as applicable. As Mr. Parrish is retirement eligible and did work a minimum of twelve months during the performance period, as applicable, he will receive a pro-rated payout of his market stock units based on actual performance at the end of the performance period. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom units at target and will be paid the accumulated distribution equivalent rights on those units as of December 31, 2013; Mr. Romasko was entitled to similar benefits prior to his resignation.

Potential Payments Upon a Termination Due to Disability

Compensation Components	Mr. Goff ($)	Mr. Spendlove ($)	Mr. Romasko ($)	Mr. Parrish ($)	Mr. Kirshner ($)
Severance (1)	1,220,000	-	-	-	-
Value of Accelerated Equity (2)	12,519,015	2,199,060	(3)	2,154,625	1,630,950
Total	13,739,015	2,199,060	(3)	2,154,625	1,630,950

(1)	The severance amount includes an additional year of base salary for Mr. Goff offset by any payments that he would receive under our long-term disability plan for the period specified.

(2)	Mr. Kirshner will forfeit any unvested stock options and restricted stock. Since the NEOs did work a minimum of twelve months during the performance period, as applicable, they will receive a pro-rated payout of their performance share awards as of December 31, 2013 based on target performance along with accrued cash dividend equivalents, as applicable. As Mr. Parrish is retirement eligible and did work a minimum of twelve months during the performance period, as applicable, he will receive a pro-rated payout of his market stock units based on actual performance results at the end of the performance period. Messrs. Goff, Spendlove and Parrish will vest in their TLLP performance phantom unit award. The value of the TLLP performance phantom units is based at target and includes the accumulated distribution equivalent rights on those units as of December 31, 2013.

(3)	Mr. Romasko forfeited any rights to termination or change-in-control benefits upon his resignation effective January 24, 2014. If Mr. Romasko had died as of December 31, 2013, his estate would have been entitled to $2,899,580, reflecting the value of accelerated equity (after forfeiting any unvested stock options and restricting stock, receiving a pro-rated payout of performance share awards and vesting in his TLLP performance phantom units).

Payments Made Upon Termination with Cause

Each NEO will forfeit all unvested equity awards upon termination due to a termination with Cause.

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Audit-Related Matters

Audit Committee Report

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance programs and legal claims against us, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent audit firm, and our processes related to risk assessment and risk management.

The Audit Committee manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as it deems appropriate and receives appropriate funding, as determined by the Audit Committee, from us for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors as of February 21, 2014.

Rodney F. Chase, Chairman

Robert W. Goldman

Mary Pat McCarthy

Susan Tomasky

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Auditor Fees and Services

The Audit Committee annually reviews the independence and performance of Ernst & Young LLP (“EY”), our independent registered public accounting firm, in connection with the Audit Committee’s determination of whether to retain EY or engage another firm as our independent auditor. In the course of these reviews, the Audit Committee considers, among other things:

•	EY’s historical and recent performance on the Tesoro audit, including the results of an internal survey of EY’s service and quality;

•	An analysis of EY’s known legal risks and significant proceedings;

•	External data relating to audit quality and performance, including recent PCAOB reports on EY;

•	The appropriateness of EY’s fees;

•	EY’s tenure as our independent registered public accounting firm and its familiarity with our operations and business, accounting policies and practices and internal control over financial reporting;

•	EY’s capability and expertise in handling the breadth and complexity of our operation; and

•	EY’s independence.

Based on this evaluation, the Audit Committee believes that EY is independent and that it is in the best interest of Tesoro and our stockholders to retain EY as our independent registered accounting firm for 2014. See “Items to Be Voted On – Proposal No. 3 – Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm”.

The following table presents fees billed for the years ended December 31, 2013 and 2012, for professional services performed by EY.

	2013	2012
Audit Fees (1)	$4,282,463	$4,162,337
Audit-Related Fees (2)	484,000	120,000
Tax Fees (3)	48,961	3,558
All Other Fees (4)	1,995	2,157
Total	4,817,419	4,288,052

(1)	Audit Fees represent the aggregate fees for professional services rendered by EY in connection with its audits of Tesoro Corporation’s consolidated financial statements, including the audits of internal control over financial reporting, reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits, regulatory filings, registration statements, comfort letters and accounting consultations.

(2)	Audit-Related Fees represent the aggregate fees for professional services rendered by EY in connection with its audits and related services performed in connection with business dispositions, audits of our employee benefit plans, special reports, and accounting consultations. Audit-related fees of $479,000 in 2013 were subject to reimbursement by a third party.

(3)	Tax Fees represent the aggregate fees for tax services rendered by EY for matters such as consultation on income, sales, use and excise tax matters.

(4)	All Other Fees represent the aggregate fees billed by EY for a subscription to its web-based accounting and auditing research tool.

In accordance with the Audit Committee charter, all audit and permitted non-audit services performed by EY in 2012 and 2013 were pre-approved by the Audit Committee. The Audit Committee’s pre-approval procedures

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provide for pre-approval of specifically described audit, audit-related and tax services by the Audit Committee on an annual basis as long as the Audit Committee is informed of each service and the services do not exceed certain pre-established thresholds. The procedures also authorize the Audit Committee to delegate to the Chairman of the Audit Committee pre-approval authorization with respect to audit and permitted non-audit services; any such services that are approved by the Audit Committee Chairman must be ratified at the next regularly scheduled meeting of the Audit Committee. The Audit Committee has determined that the non-audit services rendered by EY are compatible with maintaining EY’s independence.

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Relationship with TLLP

We own (directly and through our affiliates) approximately 36% of the interests in Tesoro Logistics, LP (“TLLP”), including a 2% general partner interest held by our wholly-owned indirect subsidiary Tesoro Logistics GP, LLC (the “general partner” or “TLGP”). The general partner manages TLLP’s operations and activities through its officers and directors. Messrs. Goff, Spendlove and Parrish serve (and prior to his resignation from Tesoro Corporation, Mr. Romasko served) as executive officers of both Tesoro Corporation and TLGP.

Distributions

TLLP makes cash distributions to its unitholders, including to us as the direct and indirect holder of an aggregate 3,855,824 common units and 15,254,890 subordinated units, as well as a 2% general partner interest. If distributions exceed the minimum quarterly distribution and other higher target distribution levels, the general partner is entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level. During 2013, TLLP distributed approximately $35 million to us with respect to common and subordinated units and approximately $9 million with respect to the general partner interest (including incentive distribution rights).

Purchase and Sale Transactions

Los Angeles Terminal Assets

Effective June 1, 2013, TLLP acquired (the “Los Angeles Terminal Assets Transaction”) from us six marketing and storage terminals located in Southern California and certain assets and properties related thereto (collectively, the “Los Angeles Terminal Assets) in exchange for total consideration of $640 million, comprised of $544 million in cash and the issuance of TLLP equity with a combined fair value of $96 million. The equity issued was comprised of 1,445,561 common units and 29,501 general partner units. In addition, TLLP assumed certain of the rights and obligations of Tesoro Refining & Marketing Company LLC (“TRMC”, a wholly owned subsidiary of Tesoro Corporation) with respect to the Los Angeles Terminal Assets under the purchase and sale agreement pursuant to which TRMC acquired the assets from BP West Coast Products LLC.

Los Angeles Logistics Assets

Effective December 6, 2013, TLLP acquired (the “Los Angeles Logistics Assets Transaction”) from us two marine terminals, a marine storage terminal, a products terminal, a petroleum coke handling and storage facility, over 100 miles of active crude oil and refined products pipelines and certain assets and properties related thereto (the “Los Angeles Logistics Assets”) in exchange for total consideration of $650 million, comprised of $585 million in cash and the issuance of TLLP equity with a combined fair value of $65 million. The equity issued was comprised of 1,126,348 common units and 151,695 general partner units.

Indemnity Agreement

TRMC entered into the Carson Assets Indemnity Agreement with TLLP at the closing of the Los Angeles Logistics Assets Transaction. The agreement establishes indemnification by TRMC for certain matters including known and unknown environmental liabilities arising out of the use or operation of the Los Angeles Terminal Assets and the Los Angeles Logistics Assets prior to the closing of the Los Angeles Terminal Assets Transaction and the Los Angeles Logistics Assets Transaction, respectively. Prior to the closing of the Los Angeles Logistics Assets Transaction, similar provisions for the Los Angeles Terminal Assets were contained in the contribution agreement related to such transaction.

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Commercial and Other Agreements

We have entered into various long-term, fee-based commercial agreements with TLLP under which TLLP provides various pipeline transportation, trucking, terminal distribution and storage services to us, and we commit to provide TLLP with minimum monthly throughput volumes of crude oil and refined products. Except for our trucking transportation services agreements, the commercial agreements generally have ten year initial terms. We believe the terms and conditions under these agreements, as well as our other agreements with TLLP described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Descriptions of the services TLLP provides us under these commercial agreements and the approximate amounts we paid TLLP under these categories of agreements in 2013 are as follows:

•	High Plains Pipeline Gathering and Trucking ($87.7 million) – a pipeline transportation services agreement for the gathering and transporting crude oil on TLLP’s High Plains system, as well as a crude oil trucking transportation services agreement for trucking related services;

•	Terminalling Use, Services and Throughput ($137.0 million) – agreements for berth access, terminal use and services, storage and throughput at TLLP’s marine terminals, storage and marketing terminals and similar facilities, including the Southern California Master Terminalling Services Agreement for terminalling and storage services at the terminals acquired in the Los Angeles Terminal Assets Transaction and the Los Angeles Logistics Assets Transaction, the Carson Storage Services Agreement for storage services with respect to the tanks at the Carson crude facility acquired in the Los Angeles Terminal Assets Transaction and the Long Beach Storage Services Agreement for storage services at the terminals included in the Los Angeles Logistics Assets Transaction;

•	Pipeline Transportation Services ($10.0 million) – pipeline transportation services agreements for transporting crude oil, refined products and other commodities on TLLP’s short-haul pipeline systems in Salt Lake City and Los Angeles, as well as the pipeline system included in the Los Angeles Logistics Assets Transaction;

•	Anacortes Rail Facility ($24.3 million) – a track use and throughput agreement in which we pay TLLP fees for transporting and offloading crude oil through TLLP’s Anacortes, Washington rail unloading facility; and

•	Carson Coke Lease and Handling ($0.6 million) – agreements for TRMC to lease the land on which the petroleum coke handling and storage facility included in the Log Angeles Logistics Assets Transaction resides and for TLLP to provide us operational services related to the operation of such facility.

TLLP’s Northwest Products System is a FERC-regulated system and we do not have any contractual agreements with TLLP related to the use of the system. However, we paid approximately $6.0 million in pipeline transportation tariffs to TLLP with respect to the use of such system in 2013.

Omnibus Agreement

We are party to an Omnibus Agreement (the “Omnibus Agreement”) with TLLP, TLGP, and various of our subsidiaries that addresses, among other things, the following matters:

•	TLLP’s obligation to pay us an annual corporate services fee, currently in the amount of $5.5 million, for the provision by us of certain centralized corporate services, as well as its obligation to reimburse us for all other direct or allocated costs and expenses incurred by us or our affiliates on TLLP’s behalf;

•	an agreement from us and our subsidiaries Tesoro Refining & Marketing Company LLC and Tesoro Alaska Company not to compete with TLLP under certain circumstances;

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•	TLLP’s right of first offer to acquire certain logistics assets from us, and our subsidiaries Tesoro Refining & Marketing Company LLC and Tesoro Alaska Company;

•	the indemnification obligations of the parties for certain claims, losses and expenses attributable to certain environmental, title, tax and other liabilities relating to assets contributed by us and our subsidiaries to TLLP (other than the Los Angeles Terminal Assets and the Los Angeles Logistics Assets, which are covered in the Carson Assets Indemnity Agreement); and

•	the granting of a license from us to TLLP with respect to use of the Tesoro name and trademark.

So long as we control TLGP, the Omnibus Agreement will remain in full force and effect unless mutually terminated by the parties. TLLP paid us approximately $47.2 million pursuant to this agreement and we paid TLLP approximately $9.7 million pursuant to this agreement during 2013.

Operational Services Agreement

Our subsidiaries are party to an Operational Services Agreement (the “Operational Services Agreement”) among TLGP, TLLP’s subsidiaries, Tesoro Alaska, TRMC, and TCI (Tesoro Alaska, TRMC and TCI are collectively the “Tesoro Group”) under which the Tesoro Group will provide TLLP pipelines, terminals and storage facilities with certain operational services, such as communications, electricity, software services, security, fire and safety, maintenance and certain environmental services. In addition, TLLP and its subsidiaries will pay the Tesoro Group an annual service fee for services performed by certain of the Tesoro Group’s field-level employees. TLLP and its subsidiaries paid us approximately $4.7 million pursuant to this agreement during 2013.

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Stock Ownership Information

Security Ownership by Directors and Executive Officers

The following table shows the beneficial ownership of our common stock reported to us as of March 6, 2014, including shares as to which a vested right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shares credited to accounts under our Thrift Plan, for each director and nominee, the CEO, the CFO and our other three most highly compensated officers during 2013 and our current directors and officers as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of our common stock listed. As of March 6, 2014, there were 131,002,958 shares outstanding.

	Common Stock Owned of Record (1)	Common Stock Underlying Exercisable Options and RSUs (2)	Common Stock Credited under Thrift Plan	Common Stock for which Beneficial Ownership is Otherwise Attributed		Total Stock- Based Ownership (3)	Percent of Class
Directors and Nominees
Rodney F. Chase	22,267	21,457	–	–		43,724	*
Gregory J. Goff	223,746	151,513	342	–		375,601	*
Robert W. Goldman	22,343	23,457	–	–		45,800	*
Steven H. Grapstein	67,717	29,457	–	13,000	(4)	110,174	*
David Lilley	2,271	2,457	–	–		4,728	*
Mary Pat McCarthy	839	2,457	–	–		3,296	*
J.W. Nokes	10,337	21,457	–	–		31,794	*
Susan Tomasky	1,271	–	–	–		1,271	*
Michael E. Wiley	14,213	33,457	–	–		47,670	*
Patrick Y. Yang	11,271	–	–	–		11,271	*
Other Named Executive Officers
David K. Kirshner	39,159	31,500	–	–		70,659	*
Charles S. Parrish	50,198	44,900	–	–		95,098	*
Daniel R. Romasko (5)	16,751	–	155	–		16,906	*
G. Scott Spendlove	43,479	28,600	4,789	–		76,868	*
All Directors and Executive Officers (15 individuals) (6)	535,686	401,712	12,919	13,961	(7)	964,278	*

*	Less than 1.0%

(1)	Includes shares of unvested restricted stock.

(2)	Includes shares that the listed persons had the right to acquire through the exercise of stock options on March 6, 2014, or within 60 days thereafter, as well as restricted stock units granted to non-employee directors that they will receive within 60 days of March 6, 2014.

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(3)	Units of phantom stock, payable in cash, which have been credited to the directors under the Board of Directors Deferred Compensation Plan and the Phantom Stock Plan are not included in the shares shown. Performance shares and market stock unit awards granted to executive officers for performance periods ending December 31, 2013 and later are not included in the shares shown.

(4)	Mr. Grapstein disclaims beneficial ownership for the shares shown, which are held in accounts for his spouse and minor children.

(5)	Mr. Romasko resigned from his position at Tesoro effective January 24, 2014. His beneficial ownership is as of the date of his resignation, being the date of his last known stock balance.

(6)	Does not include shares beneficially owned by Mr. Romasko, who resigned from his position at Tesoro effective January 24, 2014.

(7)	Mr. Grapstein disclaims beneficial ownership for 13,000 of the shares shown, which are held in accounts for his spouse and minor children. Also includes 961 shares held in the retirement account of an executive officer’s spouse.

The following table shows the beneficial ownership of our units of TLLP reported to us as of March 6, 2014, including units as to which a vested right to acquire ownership exists within the meaning of Rule 13d – 3(d)(1) under the Exchange Act, for each director and nominee, the CEO, the CFO and our other three most highly compensated officers during 2013 and our current directors and officers as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the units listed. As of March 6, 2014, there were 39,199,766 common units outstanding (including 3,855,824 common units held by Tesoro Corporation and its affiliates). This table does not include (1) the 1,110,282 general partner units held by Tesoro Logistics GP, LLC or the 3,855,824 common units and 15,254,890 subordinated units held by us and our affiliates or (2) phantom units held by certain of our executive officers that do not vest within 60 days of March 6, 2014. None of our officers or directors hold general partner or subordinated units.

	Common Units Directly Owned	Common Units to Which a Right to Acquire Ownership Exists	Common Units for which Beneficial Ownership is Otherwise Attributed		Total Unit- Based Ownership	Percent of Class
Directors and Nominees
Rodney F. Chase	–	–	–		–	–
Gregory J. Goff	35,542	–	–		35,542	*
Robert W. Goldman	4,100	–			4,100	*
Steven H. Grapstein	5,000	–	200	(1)	5,200	*
David Lilley	–	–	–		–	–
Mary Pat McCarthy	–	–	–		–	–
J.W. Nokes	–	–	–		–	–
Susan Tomasky	–	–	–		–	–
Michael E. Wiley	–	–	–		–	–
Patrick Y. Yang	–	–	–		–	–
Other Named Executive Officers
David K. Kirshner	–	–	–		–	–
Charles S. Parrish	5,782	–	–		5,782	*
Daniel R. Romasko (2)	–	–	–		–	–
G. Scott Spendlove	5,782	–	–		5,782	*
All Current Directors and Executive Officers as a Group (15 individuals) (3)	56,206	–	200 (1)		56,406	*

*	Less than 1.0%

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(1)	Mr. Grapstein disclaims beneficial ownership for the shares shown, which are held in accounts for his spouse and minor children.

(2)	Mr. Romasko resigned from his position at Tesoro effective January 24, 2014. His beneficial ownership is as of the date of his resignation, being the date of his last known stock balance.

(3)	Does not include units beneficially owned by Mr. Romasko, who resigned from his position at Tesoro effective January 24, 2014.

Security Ownership by Certain Beneficial Owners

The following table sets forth information from filings made with the SEC as to each person or group who as of December 31, 2013 (unless otherwise noted) beneficially owned more than 5% of the outstanding shares of our common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
State Street Corporation (2) State Street Financial Center One Lincoln Street Boston, MA 02111	9,049,426	6.9%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	8,861,371	6.8%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	8,282,209	6.3%
D. E. Shaw & Co., L.P. (5) 1166 Avenue of the Americas, 9th Floor New York, NY 10036	7,632,195	5.8%

(1)	Based on the number of shares outstanding (131,002,958) on March 6, 2014, plus the number of shares acquirable by the specified person(s) within 60 days of March 6, 2014.

(2)	According to a Schedule 13G filed with the SEC on February 4, 2014, State Street Corporation and certain of its direct and indirect subsidiaries have shared voting power with regard to 9,049,426 shares of our common stock and shared investment power with regard to 9,049,426 shares of our common stock.

(3)	According to Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2014, The Vanguard Group, Inc. has sole voting power with regard to 216,888 shares of our common stock, sole investment power with regard to 8,658,983 shares of our common stock and shared investment power with regard to 202,388 shares of our common stock.

(4)	According to a Schedule 13G filed with the SEC on January 30, 2014, BlackRock, Inc. has sole voting power with regard to 6,710,061 shares of our common stock and sole investment power with regard to 8,282,209 shares of our common stock.

(5)

According to Amendment No. 1 to Schedule 13G filed with the SEC on February 18, 2014, as of February 7, 2014, D. E. Shaw & Co., L.P., David E. Shaw, D. E. Shaw & Co., L.L.C., D. E. Shaw Kalon Portfolios, L.L.C., D. E. Shaw Heliant Manager, L.L.C. and D. E. Shaw Heliant Adviser, L.L.C. (collectively, the “D. E. Shaw entities”) beneficially own shares of our common stock, held as follows: (i) each of the D. E. Shaw entities beneficially owns 6,700,000 shares in the name of D. E. Shaw Kalon Portfolios, L.L.C.; (ii) in addition, each of D. E. Shaw & Co., L.L.C., D. E. Shaw & Co., L.P. and David E. Shaw also beneficially owns 3,443 shares in the name of Diffusion Markets, L.L.C., 39,100 shares that Diffusion Markets, L.L.C. has the right to acquire through the exercise of listed call options and 49 shares in the name of D. E. Shaw Asymptote Portfolios, L.L.C.; and (iii) in addition, each of D. E. Shaw & Co., L.P. and David E. Shaw also beneficially owns 840,623 shares in the name of D. E. Shaw Valence Portfolios, L.L.C., 40,300 shares that D. E. Shaw Valence Portfolios, L.L.C. has the right to acquire through the exercise of listed call options and 8,680 shares under the management of D. E. Shaw Investment

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Management, L.L.C. David E. Shaw does not own any shares of our common stock directly; rather, by virtue of his position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., and by virtue of his position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., David E. Shaw may be deemed to be the beneficial owner of 7,632,195 shares of our common stock.

Each of D. E. Shaw Kalon Portfolios, L.L.C., D. E. Shaw Heliant Manager, L.L.C. and D. E. Shaw Heliant Adviser, L.L.C. has shared voting power and shared investment power with regard to 6,700,000 shares of our common stock; D. E. Shaw & Co., L.L.C. has shared voting power and shared investment power with regard to 6,742,592 shares of our common stock; and each of D. E. Shaw & Co., L.P. and David E. Shaw has shared voting power and shared investment power with regard to 7,632,195 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock or other equity securities. Based on a review of those forms provided to us and any written representations, we believe that during the year ended December 31, 2013, our directors, executive officers and holders of more than 10% of our voting stock filed the required reports on a timely basis under Section 16(a).

Items to Be Voted On

Proposal No. 1 – Election of Directors

At the Annual Meeting, the stockholders are requested to elect ten directors to hold office until the 2015 Annual Meeting of Stockholders or until their successors are elected and qualified. Each of the nominees has indicated his or her willingness to serve as a director, if elected, and we have no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve. Each of the director nominees is currently serving as a director after being elected at the 2013 Annual Meeting of Stockholders.

We have adopted a majority voting standard in uncontested director elections. Our Bylaws prescribe the voting standard for director elections as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the Annual Meeting), the directors will be elected by the vote of a plurality of the votes cast on the election of directors. Under our Corporate Governance Guidelines, each nominee who already serves as a director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, the Governance Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will then act on the Governance Committee’s recommendation and will publicly disclose its decision regarding whether to accept the director’s resignation offer, or, if applicable, the reason(s) for rejecting the resignation offer, within 90 days from the date of the certification of the stockholder vote.

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Director Nominees

Our Board of Directors recommends that you vote “FOR” the election to the Board of each of the following nominees.

Rodney F. Chase Director since 2006 Age 70	Mr. Chase has served as the Non-Executive Chairman of Genel Energy plc, an international oil and gas exploration and production company, since May 2011. He previously served as Non-Executive Chairman for Petrofac Ltd. in the United Kingdom, an international oil and gas services company, from 2005 until May 2011, and as Deputy Chairman of Tesco plc in the United Kingdom, an international retailing company, until July 2010. Mr. Chase spent 39 years with BP plc, a large, international oil and gas company, holding positions within the upstream and downstream segments of the industry in Australia, Europe and North America. His background includes positions in shipping, refining, marketing, distribution, oil trading and gas as well as finance and strategic planning at the corporate executive level. From 2003 to 2008, Mr. Chase served as Senior Advisor for the U.S. and Europe for Lehman Brothers, Ltd., formerly an investment bank, in London, England.

Non-Executive Chairman of Computer Sciences Corporation and Genel Energy plc

As the former Non-Executive Chairman of an international oil and gas services company (Petrofac) and a former executive of a large, international oil and gas company (BP), and with 48 years of experience in the energy industry, Mr. Chase brings to the Board leadership, industry and strategic planning experience. Mr. Chase also has financial/accounting (former Chief Executive Officer of BP Finance International and Group Treasurer and former senior advisor for Lehman Brothers), talent management and public company board experience (Computer Sciences Corporation, Tesco, Petrofac).

Current Public Company Directorships:  Computer Sciences Corporation (Non-Executive Chairman), Genel Energy, plc (Non-Executive Chairman), Hess Corporation

Former Public Company Directorships:  Nalco Holding Co. (from 2005 until 2011), Petrofac Ltd. (from 2005 until 2011) and Tesco plc (from 2002 until 2010)

Gregory J. Goff Director since 2010 Age 57 Our President and Chief Executive Officer

Mr. Goff has served as our President and Chief Executive Officer since May 2010. Prior to joining us, Mr. Goff served as Senior Vice President, Commercial for ConocoPhillips Corporation, an international, integrated energy company, from 2008 to 2010. Mr. Goff also held various other positions at ConocoPhillips from 1981 to 2008, including Managing Director and CEO of Conoco JET Nordic from 1998 to 2000; Chairman and Managing Director of Conoco Limited, a UK-based refining and marketing affiliate, from 2000 to 2002; President of ConocoPhillips European and Asia Pacific downstream operations from 2002 to 2004; President of ConocoPhillips U.S. Lower 48 and Latin America exploration and production business from 2004 to 2006; and President of ConocoPhillips specialty businesses and business development from 2006 to 2008. Mr. Goff serves as a director of the American Fuel and Petrochemical Manufacturers trade association and on the National Advisory Board of the University of Utah Business School. Previously, Mr. Goff served on the board of Chevron Phillips Chemical Company and was a member of the upstream and downstream committees of the American Petroleum Institute. In addition, Mr. Goff has public company experience from his prior service on the board of directors of DCP Midstream GP, LLC.

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As our President and CEO, Mr. Goff brings to the Board a deep understanding of and unique perspective on our business and operations and the environment in which we operate. As the current CEO of a large independent refining and petroleum products marketing company (Tesoro), current member of a national trade association representing refiners and petrochemical manufacturers (American Fuel and Petrochemical Manufacturers) and as a former senior executive of an international energy company (ConocoPhillips) and former member of the upstream and downstream committees of a national oil and natural gas industry trade association (American Petroleum Institute), Mr. Goff also brings to the Board leadership, industry and strategic planning experience. Mr. Goff’s 29 years of service in various positions with ConocoPhillips also provides him with operations experience. In addition, Mr. Goff has public company board experience (DCP Midstream).

Current Public Company Directorships:  Polyone Corporation and Tesoro Logistics, LP (a master limited partnership of which Tesoro and its subsidiaries own approximately 36%)

Former Public Company Directorships:  DCP Midstream GP, LLC (from 2008 until 2010)

Robert W. Goldman Director since 2004 Age 71 Financial Consultant

Mr. Goldman has been an independent financial consultant since 2002. From July 1998 to October 2002, he was Senior Vice President and Chief Financial Officer of Conoco Inc., an international, integrated energy company. Prior to joining Conoco in 1988 as its Vice President and Controller and subsequently serving as Senior Vice President, Finance, he worked for E.I. DuPont de Nemours & Co., Inc. in a variety of financial and operating roles. Mr. Goldman is a member of the Outside Advisory Council of Global Infrastructure Partners, the Advisory Board of the Energy Policy Initiative at Chicago and the Advisory Council of Nominating and Governance Chairs of the National Association of Corporate Directors. He is a former chairman of the Accounting Committee of the American Petroleum Institute. He served as Vice President, Finance of the London-based World Petroleum Council from 2002 to July 2008.

As a financial consultant and former Senior Vice President and Chief Financial Officer of an international, integrated energy company (Conoco), former chairman of the accounting committee at a national oil and natural gas industry trade association (American Petroleum Institute) and former finance executive of a global oil and gas forum (World Petroleum Council), Mr. Goldman brings to the Board industry-specific and financial/accounting experience. Mr. Goldman also has a background in operations (E.I. DuPont de Nemours & Co.) and public company board experience (El Paso Corporation, Parker Drilling Company, The Babcock & Wilcox Company and McDermott International).

Current Public Company Directorships:  Parker Drilling Company and The Babcock & Wilcox Company

Former Public Company Directorships:  El Paso Corporation (from 2003 until 2012), McDermott International Inc. (from 2005 until 2010)

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Steven H. Grapstein Chairman of the Board since 2010 Director since 1992 Age 56 Chief Executive Officer of Como Holdings USA, Inc.

Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Mr. Grapstein also has held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company, since 1999. He is also a director of several privately held hotel and real estate entities.

As the Chief Executive Officer of an international investment group (Como Holdings USA) and Chairman of a fashion retail company (Presidio International), Mr. Grapstein brings to the Board leadership, operations and financial/accounting experience. Mr. Grapstein also has talent management and public company board experience (Mulberry Group). In addition, Mr. Grapstein has extensive knowledge of our business from his tenure on our Board.

Current Public Company Directorships:  Mulberry Group plc

David Lilley Director since 2011 Age 67 Former Chairman, President and Chief Executive Officer of Cytec Industries Inc.

Mr. Lilley is a retired Chairman, President and Chief Executive Officer of Cytec Industries Inc., a multi-billion dollar manufacturer of specialty chemicals and materials. He served as its Chairman from January 1999 through 2008 and as its President and Chief Executive Officer from May 1998 through 2008, having previously served as its President and Chief Operating Officer from January 1997. From 1994 until January 1997, he was a vice president of American Home Products Corporation. Prior to that he was a vice president and a member of the Executive Committee of American Cyanamid Company.

Mr. Lilley has over 29 years of experience in the chemicals industry and has significant U.S. and international management and leadership experience as past Chairman and CEO of Cytec Industries. He provides a global business perspective, operating knowledge and experience in implementing long-term strategic goals, including acquisitions. His leadership experience is also important in light of the Board’s oversight of our operations and adherence to safety and environmental requirements. In addition, Mr. Lilley has public company board experience (Rockwell Collins, Inc., Public Service Enterprise Group Incorporated, Arch Chemicals, Inc. and Cytec Industries Inc.).

Current Public Company Directorships:  Rockwell Collins, Inc. and Public Service Enterprise Group Incorporated

Former Public Company Directorships:  Arch Chemicals, Inc. (from 2007 until October 2011) and Cytec Industries Inc. (from 1997 until April 2009)

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Mary Pat McCarthy Director since 2012 Age 58 Former Vice Chair of KPMG LLP

Mary Pat McCarthy retired from her position as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, in 2011 after attaining such position in 1998. She joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care Program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on the firm’s Management and Operations Committees. Ms. McCarthy also serves as a director of Mutual of Omaha, a mutual insurance company.

With over 34 years of experience with KPMG, Ms. McCarthy brings to the Board significant financial/accounting experience, including services as the audit and executive partner to national and international clients. Her service as Vice Chairman and in other leadership positions at the firm also provided significant leadership and talent management experience. Ms. McCarthy has written books on risk, strategy and business transformation, and is a frequent speaker on audit committee effectiveness and corporate governance at conferences, seminars and forums.

J.W. Nokes Director since 2007 Age 67 Former Executive Vice President of Worldwide Refining, Marketing, Supply and Transportation of ConocoPhillips

Mr. Nokes spent his 36-year career with ConocoPhillips, an international, integrated energy company, and retired in 2006 as Executive Vice President of Worldwide Refining, Marketing, Supply and Transportation. His background primarily includes refining, marketing, crude and products trading, commercial natural gas operations and transportation. He also had assignments in exploration and production, as well as strategic planning. In 1991, he was appointed Vice President of U.S. Marketing and Product Trading. From 1994 to 1999, he was Vice President of U.S. Downstream Business. For eight years beginning in 1999, he was Executive Vice President of Refining, Marketing, Supply and Transportation for the company’s global business. Mr. Nokes was a member of the World Business Council for Sustainable Development and sat on the Board of Directors of the American Petroleum Institute, as well as the American Petroleum Institute Transportation, Marketing and Downstream Committee. Mr. Nokes is also a director of Post Oak Bank, N.A., a Houston-based community bank.

As a former executive of an international, integrated energy company (ConocoPhillips), former director of a national oil and natural gas industry trade association (American Petroleum Institute) and former member of a global association of business leaders that promotes sustainable development (World Business Council for Sustainable Development), and with 36 years of experience in the energy industry, Mr. Nokes brings to the Board industry, operations, international and strategic planning experience. Mr. Nokes also has public company board experience (Albemarle Corporation).

Current Public Company Directorships:  Albemarle Corporation (Non-Executive Chairman)

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Susan Tomasky Director since 2011 Age 60 Former President of AEP Transmission, a business division of American Electric Power Co.

Ms. Tomasky served as President of AEP Transmission, a business division of American Electric Power Co., Inc., an owner and operator of utility operating companies that produce, transmit and distribute electricity to over 5 million customers at retail in 11 states, from 2008 until July 2011. Ms. Tomasky previously served in other executive officer positions at American Electric Power Co., including Executive Vice President and General Counsel from 1998 to 2001, Executive Vice President of Finance and Chief Financial Officer from 2001 to 2006 and Executive Vice President of Shared Services from 2006 to 2008. Prior to joining American Electric Power Co., Ms. Tomasky served as a partner at the law firm of Hogan & Hartson (now Hogan Lovells), where she was a member of the firm’s energy group, and as General Counsel of the Federal Energy Regulatory Commission. Ms. Tomasky is a director of several private and non-profit organizations and also serves as a director of the Federal Reserve Bank of Cleveland, a member bank in the Federal Reserve System, where she is Chair of the Audit Committee.

As the former President of a division of a large, public utility company (American Electric Power Co.), Ms. Tomasky brings to the Board leadership and strategic planning experience. Ms. Tomasky also has financial and accounting experience from her role as Chair of the Audit Committee of the Federal Reserve Bank of Cleveland and former role as Executive Vice President and Chief Financial Officer of a large, public energy company (American Electric Power Co.). In addition, Ms. Tomasky brings to the Board government and regulatory experience and legal experience from her former roles as a partner in the energy group of an international law firm (Hogan & Hartson) and as General Counsel of a federal government agency that regulates the energy industry (Federal Energy Regulatory Commission).

Current Public Company Directorships:  Public Service Enterprise Group Incorporated and Summit Midstream Partners, LP

Michael E. Wiley Director since 2005 Age 63 Former Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated

Mr. Wiley has 39 years of experience in the energy industry. Most recently served as Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until his retirement in October 2004. He was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Bill Barrett Corporation, an independent oil and gas company, and Post Oak Bank, N.A., a Houston-based community bank. He also serves as Chairman of Independent Trustees of Fidelity Sector Portfolios.

As the former Chairman, President and Chief Executive Officer of an oilfield services company (Baker Hughes Incorporated), former executive of an integrated energy company (Atlantic Richfield Company) and an independent exploration and production company (Vastar Resources, Inc.) and director of a privately held oil and gas company (Asia Pacific Exploration Consolidated), Mr. Wiley brings to the Board leadership, industry, operations, strategic planning, risk management, and talent management experience. Mr. Wiley also has public company board experience (Baker Hughes Incorporated and Bill Barrett Corporation).

Current Public Company Directorships:  Bill Barrett Corporation

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Patrick Y. Yang Director since 2010 Age 66 Former Head of Global Technical Operations of F. Hoffmann-La Roche, Ltd.

Mr. Yang has over 30 years of experience in manufacturing and technology. From January 2010 to March 2013, Mr. Yang served as Head of Global Pharmaceutical Technical Operations for F. Hoffmann-La Roche Ltd., which operates in the pharmaceutical and diagnostics industry and sells products in more than 150 countries. Mr. Yang joined Roche in March 2009, upon Roche’s merger with Genentech, Inc., and was responsible for the company’s pharmaceutical manufacturing, process development, engineering, quality, regulatory, supply chain and procurement functions. Before joining Roche, Mr. Yang served as Executive Vice President, Product Operations of Genentech, a biotechnology company, from December 2005 to December 2009 and in various other executive-level positions with Genentech from December 2003 to December 2005. Prior to joining Genentech, Mr. Yang worked for Merck & Co. from 1992 to 2003 in manufacturing and for General Electric from 1980 to 1992 in manufacturing and technology.

As a former senior operations executive of a large, global pharmaceutical company (F. Hoffmann-La Roche) and a former senior operations executive of a biotechnology company (Genentech), Mr. Yang brings to the Board leadership, operations, strategic planning, international, and talent management experience. Mr. Yang also has operations experience from over 20 years spent working in manufacturing (Merck and General Electric). Mr. Yang also has financial/accounting and risk management experience from his service on Genentech’s executive committee from 2004 until 2009.

Current Public Company Directorships:  Celladon Corporation and Codexis, Inc.

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Proposal No. 2 – Advisory Vote to Approve Executive Compensation

At our 2011 Annual Meeting of Stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers (“Say-on-Pay Votes”). More than a majority of the votes cast on the frequency proposal were cast in favor of holding an annual Say-on-Pay Vote, as was recommended by the Board of Directors. In light of this result and other factors, the Board determined that it currently intends for us to hold annual Say-on-Pay Votes until the next advisory vote on the frequency of Say-on-Pay Votes occurs no later than our 2017 Annual Meeting of Stockholders.

At our 2013 Annual Meeting of Stockholders, our stockholders also provided an advisory vote to approve the compensation of our named executive officers disclosed in our 2013 proxy statement. Stockholders expressed substantial support for the compensation of our named executive officers, with approximately 97.7% of the votes cast voting in favor of the proposal. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are now asking stockholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this 2014 Proxy Statement. As described above in the Compensation Discussion and Analysis, the Compensation Committee has structured our executive compensation programs to achieve the following key objectives:

•	Reward leaders for superior execution and delivery of outstanding business results and driving a performance-oriented culture;

•	Promote and sustain exceptional performance over time to generate long-term growth in stockholder value; and

•	Leading in accordance with our guiding principles, which are core values, exceptional people, shared purpose, powerful collaboration and superior execution.

Our named executive officer compensation decisions in 2013 reflect these objectives. For example, we directly aligned our annual and long-term incentive compensation programs with our strategic priorities by featuring specific performance measures that support strengthening our financial position and capturing value-driven growth, as targeted in our multi-year business plan. Our operating performance and the Compensation Committee’s decisions regarding special items provided each of our NEOs between 87% and 107% of target (except for Mr. Romasko who forfeited his award due to his resignation before payment of the award). We achieved between target and maximum performance levels for process safety management, environmental and cost management criteria, while our performance on earnings was between threshold and target performance levels and our performance on personal safety was below threshold performance levels. In addition, certain adjustments were made to incentive awards for select NEOs to recognize individual performance.

In addition, we made our annual grants of long-term incentive awards to our named executive officers in February 2013. These grants focused solely on performance awards and no service-based restricted stock or stock options were included in the annual grants. Approximately 50% of the 2013 awards granted to our named executive officers were made in the form of performance shares (equally weighted between two distinct performance metrics) that are designed to pay-out based on relative performance against peers in the refining and marketing industries and companies in the S&P 500 Index, over a 36-month performance period. The balance of the 2013 awards granted to our named executive officers were made in the form of market stock units that are designed to pay-out based on our stock price performance over the 36-month performance period. For Messrs. Goff, Spendlove, Romasko and Parrish, 20% of their total 2013 long-term incentive value, approved by the Compensation Committee, is delivered in the form of performance phantom units awards through the Tesoro Logistics LP 2011 Long-Term Incentive Plan.

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We urge stockholders to read the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, which describes in more detail how our executive compensation programs operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing beginning on page 37, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the programs articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement will contribute to our long-term success.

This advisory Say-on-Pay Vote is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

Our Board of Directors recommends that you vote “FOR” the approval of the compensation paid to our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.

Proposal No. 3 – Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although stockholder ratification is not required, the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting as a matter of good corporate governance. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

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2015 Stockholder Proposals

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2015 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on November 19, 2014. Such proposals also must comply with the requirements of Rule 14a-8. Proposals should be addressed to:

Corporate Secretary

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

Our Bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present directly at an annual meeting. Under our Bylaws, notice of such nomination or stockholder proposal for the 2015 Annual Meeting of Stockholders must be delivered to the Corporate Secretary at the above address:

•	Not earlier than the close of business on December 30, 2014, and

•	Not later than the close of business on January 29, 2015.

If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of our annual meeting for the prior year, then the notice of a nomination or stockholder proposal must be delivered no earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the 10th day after the first public announcement of the meeting date.

All nominations and stockholder proposals submitted under our Bylaws must comply with the requirements of the Bylaws. You may contact the Corporate Secretary at the address listed above for a copy of the relevant Bylaw provisions. The presiding officer of the Annual Meeting may refuse to acknowledge or introduce any such matter if notice of the matter is not received within the applicable deadlines or does not comply with our Bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting.

Tesoro Corporation 2014 Proxy Statement   74

TESORO CORPORATION

ANNUAL MEETING OF TESORO CORPORATION

Date:

April 29, 2014

Time:

8:00 A.M. (Central Time)

Place:

Tesoro Corporation, 19100 Ridgewood Parkway,

San Antonio, Texas 78259

Please make your marks like this:  ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1: Election of 10 directors (all nominated as directors to serve for the term indicated in the Proxy Statement):

 For

 Against

 Abstain

Directors

Recommend

ê

01 Rodney F. Chase ☐ ☐ ☐

For 02 Gregory J. Goff ☐ ☐ ☐

For 03 Robert W. Goldman ☐ ☐ ☐

For 04 Steven H. Grapstein ☐ ☐ ☐

For 05 David Lilley ☐ ☐ ☐

For 06 Mary Pat McCarthy ☐ ☐ ☐

For 07 J.W. Nokes ☐ ☐ ☐

For 08 Susan Tomasky ☐ ☐ ☐

For 09 Michael E. Wiley ☐ ☐ ☐

For 10 Patrick Y. Yang ☐ ☐ ☐

For For Against Abstain

2: To conduct an advisory vote to approve executive compensation; ☐ ☐ ☐

For 3: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

☐ ☐ ☐

For To attend the meeting and vote your shares in person, please mark this box.

☐ Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided.TESORO CORPORATION Annual Meeting of Tesoro Corporation to be held on Tuesday, April 29, 2014 for Holders as of March 6, 2014

INTERNET

VOTED BY: TELEPHONE

Go To

866-390-9971

www.proxypush.com/tso

Use any touch-tone telephone.

Cast your vote online.

OR

Have your Proxy Card/Voting  Instruction Form ready.

View Meeting Documents.

Follow the simple recorded instructions.

MAIL

OR

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEM 2 and 3.

All votes must be received by 11:59 P.M., Eastern Time, April 28, 2014.

PROXY TABULATOR FOR

TESORO CORPORATION

P.O. BOX 8016

CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy—Tesoro Corporation

Annual Meeting of Stockholders

April 29, 2014, 8:00 A.M. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES S. PARRISH and D. JEFFREY HAFFNER, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259 on Tuesday, April 29, 2014, @ 8:00 A.M. Central time, and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and in their discretion upon such other matters as may properly come before the meeting.

(TO BE SIGNED ON REVERSE SIDE)

TEsORO cORPORATiOn

Tesoro Corporation Thrift Plan

and/or

Tesoro Corporation Retail Savings Plan

Date: April 29, 2014

Time: 8:00 A.M. (Central Time)

Place: Tesoro Corporation, 19100 Ridgewood Parkway,

San Antonio, Texas 78259

Please make your marks like this: ☒Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1: Election of 10 directors (all nominated as directors to serve for the term indicated in the Proxy Statement): Directors

For Against Abstain Recommend

01 Rodney F. Chase For

02 Gregory J. Goff For

03 Robert W. Goldman For

04 Steven H. Grapstein For

05 David Lilley For

06 Mary Pat McCarthy For

07 J.W. Nokes For

08 Susan Tomasky For

09 Michael E. Wiley For

10 Patrick Y. Yang For

For Against Abstain

2: To conduct an advisory vote to approve For

executive compensation;

3: To ratify the appointment of Ernst & Young For

LLP as our independent registered public

accounting firm for fiscal year 2014.

To attend the meeting and vote your shares

in person, please mark this box.

Authorized Signatures - This section must be

completed for your Instructions to be executed.

Please Sign Here Please Date Above

Please Sign Here Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign.Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

TEsORO cORPORATiOn

Tesoro Corporation Thrift Plan and/or Tesoro Corporation Retail Savings Plan Annual Meeting of Tesoro Corporation to be held on Tuesday, April 29, 2014 for Holders as of March 6, 2014

VOTED BY:

inTERnET TELEPHOnE

Call

Go To 866-390-9971

www.proxypush.com/tso

• Cast your vote online. OR • Use any touch-tone telephone.

View Meeting Documents. Have your Proxy Card/Voting Instruction Form ready.

• Follow the simple recorded instructions.

MAiL

OR • Mark, sign and date your Proxy Card/Voting Instruction Form.

• Detach your Proxy Card/Voting Instruction Form.

• Return your Proxy Card/Voting Instruction Form in the

postage-paid envelope provided.

THE sHAREs REPREsEnTED BY THis PROXY WiLL BE VOTED in THE MAnnER DiREcTED BY THE UnDERsiGnED sTOcKHOLDER OR, iF nO DiREcTiOn is GiVEn, sHAREs WiLL nOT BE VOTED.

All votes must be received by 11:59 P.M., Eastern Time, April 24, 2014.

PROXY TABULATOR FOR TEsORO cORPORATiOn P.O. BOX 8016 cARY, nc 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Tesoro Corporation

Annual Meeting of Stockholders April 29, 2014, 8:00 A.M. (central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned participant in the TESORO CORPORATION THRIFT PLAN and/or TESORO CORPORATION RETAIL SAVINGS PLAN (the “Plan(s)”) hereby acknowledges receipt of the Notice of 2014 Annual Stockholders Meeting to be held at Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259, on Tuesday, April 29, 2014 @ 8:00 A.M. Central time, and directs Fidelity Management Trust Company Trustee, to vote (or cause to be voted) all shares of Common Stock (or share equivalents) of Tesoro Corporation (the “Company”) allocated to the undersigned’s account under the Plan(s) and held in the Trustee’s name at the close of business on March 6, 2014, at said meeting and at any adjournment or postponement thereof. Said Trustee is authorized to vote in accordance with the instructions given herein and in its discretion upon such other matters as may properly come before the meeting.

(TO BE signed On reverse side)

Please separate carefully at the perforation and return just this portion in the envelope provided.